Exhibit 10.2

LEASE AGREEMENT

Dated as of August 15, 2006

Between

ISLAND HEADQUARTERS OPERATORS LLC,
as Owner of the Estate for Years,

and

ISLANDIA OPERATORS LLC,
as Remainderman,

Collectively, as Lessor,

and

CA, INC., as Lessee

One CA Plaza
Islandia, New York 11749

List of Attachments

Appendix A	Definitions, Rider of Construction
Schedules
3.1	Base Net Rent for the Initial Term
3.3	Rent Control Direction Letter
5.3-A	Base Net Rent for the First Renewal Term assuming renewal subsequent to 10th anniversary of the Effective Date
5.3-B	Base Net Rent for the First Renewal Term assuming renewal on or prior to 10th anniversary of the Effective Date
9.5(d)	Description of Alterations permitted without compliance with Section 9.5(b)
23.2	Special-Purpose Covenants
25.11(b)	Former LIPA Area, Current LIPA Area and Pump Station Area

Exhibit
A	Legal Description of the Land
B	Site Map Showing Central Tower, Atrium Building and Annex
C	Form of Sublease Subordination, Nondisturbance and Attornment Agreement
D	Form of Mortgagee Subordination, Nondisturbance and Attornment Agreement
E	Road Abandonment Plan

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-iv-

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SECTION 25.15. Expenses; Reimbursements and Requirements for Requesting Same	52
SECTION 25.16. Further Assurances	53
SECTION 25.17. Holdover	53
SECTION 25.18. Non-recourse	53
SECTION 25.19. Survival	53
SECTION 25.20. Waiver of Jury Trial	53

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LEASE AGREEMENT (this “Lease”), dated as of August 15, 2006, between ISLAND HEADQUARTERS OPERATORS LLC, a Delaware limited liability company, as the Owner of the Estate for Years, and ISLANDIA OPERATORS LLC, a Delaware limited liability company, as Remainderman, collectively, as lessor, and CA, INC., a Delaware corporation, as lessee.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof.  In addition, Appendix A sets forth certain rules of construction that shall be applicable to this Lease.

ARTICLE II.
LEASE OF PROPERTY

SECTION 2.1.  Demise and Lease.  Lessor does hereby demise and lease the Property to Lessee, and Lessee does hereby rent and lease the Property from Lessor, in each case, subject to Permitted Liens (other than Lessor Liens), for the Term.

SECTION 2.2.  True Lease.  This Lease is intended as, and shall constitute, an agreement of lease (and does not represent a financing or other arrangement).  Nothing herein shall be construed as conveying to  Lessee any right, title or interest in or to the Property nor to any remainder or reversionary estates in the Property held by any Person, except, in each instance, as a lessee with such other rights and privileges as are expressly set forth herein.  Each party will agree that it will treat this Lease as a lease for all tax, accounting, insolvency and other purposes and will report, and account for, this Lease accordingly.

ARTICLE III.
RENT

SECTION 3.1.  Base Net Rent.

(a)           During the Initial Term, Lessee shall pay to Lessor an annual Base Net Rent in the amounts shown in Schedule 3.1.

(b)           During any Renewal Term, Lessee shall pay to Lessor an annual Base Net Rent determined in accordance with Article V.

(c)           Annual Base Net Rent shall be due and payable in advance on the first day of each calendar month (a “Rent Payment Date”) in equal monthly installments.

Lessor acknowledges that it has received Base Net Rent paid through September, 2006.

SECTION 3.2.  Supplemental Rent.  Lessee shall pay to Lessor, or to such other Person as shall be entitled thereto in the manner contemplated herein, Supplemental Rent as the same shall become due and payable. Lessee’s failure to pay Supplemental Rent owed to Lessor shall entitle Lessor to the rights, powers and remedies provided for herein or by law or in equity in the case of nonpayment of Base Net Rent.

SECTION 3.3.  Method of Payment.  Base Net Rent, and Supplemental Rent payable to Lessor, shall be paid (a) in accordance with the rent payment direction letter from Lessor to Lessee attached hereto as Schedule 3.3, which is hereby incorporated by reference, or (b) if at any time no designee shall have been designated in accordance with such rent payment direction letter, then  to Lessor or its designee at Lessor’s address set forth in Section 25.2 hereof or at such place in the contiguous continental United States as Lessor shall specify in writing to Lessee at least thirty (30) days prior to the due date therefor. Each such payment of Rent described above in this Section 3.3 shall be made by Lessee by check or wire transfer in immediately available funds consisting of lawful currency of the United States of America.

SECTION 3.4.  Late Payment.  If any payment of Base Net Rent, or any Supplemental Rent payable to Lessor, shall not be paid on or before the fifth (5th) Business Day after the due date thereof, Lessee shall pay interest thereon at an annual rate equal to the Citibank, N.A. “base rate” plus 1 percent (such annual rate, or such lesser rate (if any) representing the highest rate permitted by Applicable Laws and Restrictions, the “Stipulated Rate”) from and including such fifth (5th) Business Day until and excluding the date the same is paid, provided that if Lessee shall have failed more than twice in the immediately preceding twelve-month period to pay Base Net Rent, or any Supplemental Rent payable to Lessor, on or before the fifth (5th) Business Day after the due date thereof, then Lessee shall pay interest thereon at the Stipulated Rate from the date the same was due until the date the same is paid.

SECTION 3.5.  Net Lease; No Setoff.  Except as otherwise expressly specified in Section 14.3, Section 14.5, Section 20.1(a) and Section 20.2(c), Base Net Rent shall be paid without notice, demand, counterclaim, setoff, deduction or defense and Tenant waives all rights to cancel, terminate or suspend this Lease, or to any abatement, deferment, diminution reduction of or set off against Base Net Rent, Supplemental Rent or other sums payable hereunder. Except as otherwise specified in Section 14.3, Section 14.5, Section 20.1(a) and Section 20.2(c), Lessee’s obligations shall not be discharged or otherwise affected for any reason, including:  (a) any defect in the Property or the failure of the Property to comply with Applicable Laws and Restrictions, including any inability to occupy or use the Property by reason of such noncompliance; (b) any damage to or taking of the Property; (c) any restriction, prevention or curtailment of or interference with any use of the Property or any part thereof including eviction; (d) any defect in title to the Property or any lien on such title or rights or on the Property; or (e) any invalidity or unenforceability of this Lease against or by Lessee or any provision hereof.

ARTICLE IV.
LESSEE’S ACCEPTANCE OF PROPERTY

The Property is demised and let by Lessor “AS IS” in its present condition.  Lessee has examined the Property and has found the same to be satisfactory.  LESSOR HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE VALUE, HABITABILITY, COMPLIANCE AS OF THE EFFECTIVE DATE (OR ANY TIME THEREAFTER) WITH THE PLANS AND SPECIFICATIONS FOR THE PROPERTY, CONDITION, LOCATION, USE, DESCRIPTION, MERCHANTABILITY, DESIGN, OPERATION, OR FITNESS FOR USE OF THE PROPERTY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY (OR ANY PART THEREOF), AND LESSOR SHALL NOT BE LIABLE FOR ANY LATENT, HIDDEN OR PATENT DEFECT THEREIN OR THE FAILURE OF THE PROPERTY TO COMPLY WITH APPLICABLE LAWS AS OF THE EFFECTIVE DATE OR AT ANY TIME THEREAFTER DURING THE TERM.  It is agreed that Lessee has been afforded full opportunity to inspect the Property, is satisfied with the results of its inspections of the Property and is entering into this Lease solely on the basis of the results of its own inspections and all risks incident to the matters discussed in the preceding sentence.  The provisions of this Article IV have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Lessor, express or implied, with respect to the Property, that may arise pursuant to any law now or hereafter in effect, or otherwise.

ARTICLE V.
RENEWAL OPTIONS

SECTION 5.1.  Grant of Options.  Lessor hereby grants to Lessee the options to renew this Lease for the following periods (each, a “Renewal Term”):

(a)           commencing with the expiration of the Initial Term, a period of ten (10) years (the “First Renewal Term”), expiring at 11:59 p.m. on the tenth (10th) anniversary of the expiration of the Initial Term;

(b)           commencing with the expiration of the First Renewal Term, a period of five (5) years (the “Second Renewal Term”), expiring at 11:59 p.m. on the fifth (5th) anniversary of the expiration of the First Renewal Term

(c)           commencing with the expiration of the Second Renewal Term, a period of five (5) years (the “Third Renewal Term”), expiring at 11:59 p.m. on the fifth (5th) anniversary of the expiration of the Second Renewal Term.

SECTION 5.2.  Manner of Exercise.  Lessee’s exercise of its option to renew this Lease for any Renewal Term shall require that Lessee give Lessor written notice of such exercise at least five hundred and forty five (545) days prior to the expiration of the

Initial Term and three hundred and sixty five days (365) days prior to the expiration of the then current Renewal Term, as the case may be (subject, however, with respect to the Second Renewal Term and the Third Renewal Term, to Section 5.4(b)).  The final applicable date on which each Renewal Term option may be exercised hereunder is referred to as the “Renewal Option Exercise Cut-Off Date”.  It is a condition to Lessee’s exercise of its option to renew that no Event of Default exists on the date Lessee gives notice of its exercise of such option.

SECTION 5.3.  Rent during Renewal Terms.

(a)           The annual Base Net Rent payable during the First Renewal Term shall be as set forth in Schedule 5.3-A, provided that if Lessee shall have exercised its option to renew this Lease for the First Renewal Term prior to the tenth (10th) anniversary of the Effective Date, then the annual Base Net Rent payable during the First Renewal Term shall instead be reduced to the amounts set forth in Schedule 5.3-B.

(b)           The annual Base Net Rent payable during each of the Second Renewal Term and Third Renewal Term shall be ninety five percent (95%) of the annual Fair Market Rental Value of the Property, determined as of the commencement of each Renewal Term during such period.

SECTION 5.4.  Determination of Fair Market Rental Value.  For purposes of Section 5.3(b):

(a)           “Fair Market Rental Value” for the Second Renewal Term and the Third Renewal Term shall mean the annual rent that would be obtained in an arm’s length transaction between an informed and willing lessee and an informed and willing lessor, in each case under no compulsion to lease, for the lease of the Property on the terms provided for in this Article V, taking into account the type, quality, age and location of the Property, with reference to leases in similar quality buildings in the Suffolk County, Long Island office market entered into contemporaneously with the commencement of the Renewal Term in question, and shall:

(i)            be adjusted to reflect the extent to which Lessor, in connection with such Renewal Term, will not be responsible for the payment of then customary landlord concessions and allowances (such as tenant allowances or work letters) and/or leasing brokerage commissions,

(ii)           take into account all the terms and conditions of this Lease, including that Lessee is obligated hereunder to make all necessary capital repairs and replacements,

(iii)          assume that prior to such Renewal Term, Lessee shall have performed in all material respects its Property maintenance and repair obligations under this Lease,

(iv)          exclude any rental value attributable to any Alterations (including capital improvements and additions) made by or on behalf of Lessee at any point during the Term and not required to be made under this Lease, and

(v)           represent the sum of the fair market rental values determined separately for each of the Main Buildings.

(b)           Lessor and Lessee shall commence the process of determining Fair Market Rental Value within fifteen (15) days after the request therefor made by Lessee (a “Renewal Term Rent Determination Request”).  If Lessee shall have made such request on or prior to the one hundred and twentieth (120th) day prior to the applicable Renewal Option Exercise Cut-Off Date, and the Fair Market Rental Value shall have not been agreed upon by Lessor and Lessee, or determined by the Appraisal Procedure, in either case prior to the thirtieth (30th) day preceding the Renewal Option Exercise Cut-Off Date, then the Renewal Option Exercise Cut-Off Date shall be postponed one day for each day after such thirtieth (30th) day until the Fair Market Rental Value shall be determined, with all of the provisions of this Lease remaining in effect during such period.

(c)           If Lessor and Lessee cannot agree on Fair Market Rental Value on or before the ninetieth (90th) day after a Renewal Term Rent Determination Request, such Fair Market Rental Value shall be determined by the Appraisal Procedure.

SECTION 5.5.  Lease Provisions Applicable During Renewal.  All the provisions of this Lease shall be applicable during each Renewal Term, except that Base Net Rent shall be determined as provided in Section 5.3(a) and (b).

ARTICLE VI.
INTENTIONALLY OMITTED

ARTICLE VII.
PERMITTED USE; COMPLIANCE; NAMING

SECTION 7.1.  Use.  The Property may be used for any use to which the Property is currently being used and any other use, provided Lessee shall not use or permit the use of the Property or any part thereof for any purpose or in any manner that would materially violate any Applicable Laws and Restrictions or clause (e) of the definition of Permitted Liens (subject to Lessee’s contest rights under Section 10.1).  Without limiting the foregoing, Lessee shall have the right to continue or discontinue the current uses at the Property, including a child-care facility, fitness center or any other amenity at the Property and, if it elects to discontinue any or all of the same, may convert such space to office or any other use not prohibited under the above terms of this Section 7.1, provided, however, Lessee shall not discontinue its use of the Property or a portion thereof as offices if the lawful use of the Property as offices relies at such time on so-called “grandfathering” under Applicable Laws and Restrictions and such discontinuance would result in the resumption of office use being unlawful.  In addition, provided no Event of

Default then exists, Lessee may convert the use of any office space to any other use not prohibited under the above terms of this Section 7.1. During the Term, Lessee shall have exclusive possession and use of the Property, including the Buildings and other Improvements and all land included within the Property.

SECTION 7.2.  Compliance with Applicable Laws and Restrictions.  During the Term, at Lessee’s expense, Lessee shall comply and cause the Property to comply in all material respects with all Applicable Laws and Restrictions, and shall perform in all material respects all obligations of the owner of the Property under all Applicable Laws and Restrictions to the extent the same are applicable to the use, occupancy or operation of the Property, whether or not such Applicable Laws and Restrictions shall necessitate structural changes and/or improvements and/or interfere with the use and enjoyment of the Property.

SECTION 7.3.  Permits, Licenses.  Lessee, at its expense, shall procure and maintain all permits, licenses, approvals, certificates and other authorizations necessary from time to time for the operation of its business at the Property and the use, occupancy and operation of the Property.  Lessor shall cooperate, as Lessee’s expense, with Lessee in its procurement and maintenance of the foregoing, including where necessary or appropriate, executing and delivering applications for the same.

SECTION 7.4.  Naming of the Property.  Lessee shall have the sole and exclusive right, at any time and from time to time, to select the name or names of the Property, the Buildings and the Improvements, and the sole and exclusive right to determine not to use any name in connection with one or more portions of the Property, as well as all rights in respect of signage for or in connection with the Property.  Lessor shall not have or acquire any right or interest with respect to any such name or names used at any time by Lessee.

ARTICLE VIII.
CURE OF LESSEE LIENS

SECTION 8.1.  No Lessee Liens.  Lessee shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Property, the Rent, the title thereto or any interest therein, which arises for any reason, including Liens arising out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished with respect to the Property, except in each case for Permitted Liens.  Lessee, at its own expense, shall take such action as may be necessary duly to discharge or eliminate or bond any such Lien (other than Permitted Liens) within thirty (30) days after Lessee has actual knowledge of such Lien.

SECTION 8.2.  No Leasehold Mortgages.  Without limiting the generality of Section 8.1, neither this Lease nor Lessee’s interest herein shall be mortgaged or pledged by Lessee.  Any such mortgage or pledge shall be void.

SECTION 8.3.  Notice re: Work Giving Rise to Liens.  Notice is hereby given that, to the extent permitted by law, (a) Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Property or any part thereof through or under Lessee, and (b) no mechanics or other Liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Property.

ARTICLE IX.
MAINTENANCE AND REPAIRS; ALTERATIONS

SECTION 9.1.  Maintenance and Repair.  Lessee, at its own cost and expense, shall at all times, (i) maintain the Property in good order, repair and condition, subject to ordinary wear and tear, on a basis consistent with the operation and maintenance of comparable properties in the Nassau County and Suffolk County, Long Island office markets of the same age as the Property, (ii) maintain the Property in accordance with and otherwise comply with all Applicable Laws and Restrictions and in a reasonably prompt manner cure any violation of any Applicable Laws and Restrictions and (iii) make any and all repairs of the Property necessary or appropriate to keep the same in the condition required by the preceding clauses (i) and (ii), whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen.

SECTION 9.2.  Replacement of Components.  Lessee, at its own cost and expense, shall promptly replace or cause to be replaced all parts of the Improvements that may from time to time become worn out, lost, stolen, destroyed, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, provided that Lessee shall not be obligated to replace any such part if (x) such part has become obsolete or unnecessary and its replacement is otherwise not necessary or customary (based on buildings of comparable age and general design in the Suffolk County, Long Island office market) for the proper functioning of the Improvements or (y) the failure to replace such part will not adversely, other than in an immaterial manner, affect the value of the Property as a whole.  In addition, Lessee may, at its own cost and expense, remove in the ordinary course of maintenance, service, repair, overhaul or testing, any such parts, whether or not functioning properly, worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that Lessee will, at its own cost and expense, replace such parts as promptly as practicable subject to the proviso in the immediately preceding sentence.  All replacement parts required pursuant to the above provisions of this Section 9.2 (“Replacement Parts”) shall be free and clear of all Liens (except for Permitted Liens and except in the case of Replacement Parts temporarily installed on an emergency basis).  Immediately upon any Replacement Part becoming incorporated or installed in or attached to any of the Improvements as above provided, without further act (and subject to any Permitted Liens), (i) legal title to such Replacement Part shall thereupon vest in Lessor and shall become subject to this Lease, (ii) such Replacement Part shall be deemed part of the Improvements for all purposes hereof to the same extent as the parts originally incorporated or installed in or attached to the Buildings and Improvements, (iii) title to the replaced part shall thereupon vest in Lessee free and clear of all rights of Lessor and shall no longer be deemed part of Improvements (or subject to the lien in favor of any Person claiming by, through or under

Lessor), and (iv) in the case of any Replacement Part temporarily installed on an emergency basis, upon the removal of such Replacement Part, any Lien related to such Replacement Part shall be removed.

SECTION 9.3.  Lessee’s Right to Enforce Warranties.  Lessor hereby authorizes Lessee (including through its designees), at Lessee’s expense, to assert all of Lessor’s rights (if any) under any applicable warranty and any other claim that Lessee or Lessor may have under any agreements pertaining to the Property, including the construction and/or modification thereof, and Lessor agrees to cooperate, at Lessee’s expense, with Lessee and its agents in asserting such rights.

SECTION 9.4.  Lessor not Responsible for Repairs.  Lessor shall not be required to maintain, repair, replace, alter, remove or rebuild all or any part of the Property, and Lessee waives any right that it may now have or hereafter acquire pursuant to any Applicable Laws and Restrictions to (i) require Lessor to maintain, repair, replace, alter, remove or rebuild all or any part of the Property, (ii) make repairs (whether or not at the expense of Lessor) or (iii) terminate this Lease due to Lessor’s failure to maintain, repair, replace, alter, remove or rebuild all or any part of the Property.

SECTION 9.5.  Alterations.

(a)           Except as provided in this Section 9.5, and provided no Event of Default then exists, Lessee may, without the consent of or notice to Lessor, at Lessee’s own cost and expense, make Alterations to the Property.

(b)           If Lessee proposes to make (1) Alterations to the exterior of any of the Main Buildings that would be visible from the public roadways or (2) material changes to (as distinguished from replacements or upgrades of) any of the Main Buildings’ structural, mechanical, plumbing, heating, ventilation and air-conditioning, electrical or engineering systems (e.g., installing a large-scale solar-panel system), Lessee shall notify Lessor and Mortgagee of the same at least thirty (30) days prior to the commencement of the Alterations (a “Notice of Alterations”) and shall concurrently therewith furnish Lessor and Mortgagee with reasonably detailed plans and specifications for such Alterations (but in no event shall plans and specifications be required in excess of those delivered to Governmental Authorities as part of Lessee’s applications for permits and licenses).  If Lessor in good faith determines that such Alterations, either individually or in the aggregate with all other Alterations, upon completion will materially and adversely affect the fair market value of the Property other than in an immaterial manner, Lessor shall give notice of its objection (a “Notice of Objection”) within ten (10) Business Days after Lessor’s receipt of a Notice of Alterations.  If Lessor and Lessee cannot agree whether or not such Alterations would adversely, other than in an immaterial manner, affect the fair market value of the Property within ten (10) Business Days after Lessee’s receipt of a Notice of Objection, such matter shall be resolved by the Appraisal Procedure, wherein the appraiser(s) deciding such matter will value the Property both with and without such Alterations. Each party shall pay its own fees in connection with such appraisal and one-half of the Appraiser’s fees.  If Lessee shall prevail in any such dispute, Lessee shall have the right to make such Alterations, subject only to the express limitations contained elsewhere in this Section 9.5 (i.e., other than this subsection (b)).  If Lessor shall prevail in any such dispute (and even prior to the resolution of any such dispute), Lessee nevertheless may proceed to make such Alterations, subject to the express limitations elsewhere in this Section 9.5 and to the following additional conditions:  (1) at the time of initiating such Alterations, Lessee either (x) has a Minimum Rating or (y) posts a bond or other security in a form and from a surety (if applicable) reasonably acceptable to Lessor in an amount equal to the estimated cost of removing such structural Alterations at the end of the Term, repairing any damage to the Property caused by such removal and restoring the affected portion of the Property to substantially the same condition in which it would have been had such Alterations not been made (collectively, the “Removal Cost”, and if Lessor and Lessee shall dispute such estimated cost the matter shall be resolved by the Appraisal Procedure), which bond or other security amount shall be adjusted each January 1 during the balance of the Term commencing on the January 1st first occurring at least 12 months thereafter by the percentage change in the Consumer Price Index from the first of the month in which such bond or securities is first posted, and (2) Lessee shall execute and deliver to Lessor its undertaking (i) to remove by not later than the last day of the stated Term or within thirty (30) days after the earlier termination of this Lease, at Lessee’s own cost and expense, such Alterations, (ii) to repair any damage to the Property caused by such removal, (iii) to restore the affected portion of the Property to substantially the same condition in which it would have been had such Alterations not been made and (iv) in the event Lessee falls below the Minimum Rating, Lessee shall, within thirty (30) days of the same, post a bond or other security as described above in clause (1)(y) of this Section 9.5(b).  If Lessor shall not provide a Notice of Objection within ten (10) Business Days after the giving of a Notice of Alteration, or if Lessor shall have given a Notice of Objection but the resultant dispute shall have been resolved in Lessee’s favor, Lessee shall not be required to restore the Property as provided in the preceding sentence (and if Lessee shall have already delivered any security and the undertaking referred to in clause (1)(y) and (2) above prior to the resolution of any such dispute, then the same shall immediately be returned to Lessee), and Lessee shall have no obligation to remove such Alteration at the end of the Term under this Section 9.5(b) or any other provision of this Lease, notwithstanding any provision hereof to the contrary.

(c)           Lessee shall have the right to seek amendments, variances, special permits and the like in respect of the zoning for the Property (or any portion thereof) and other Applicable Laws and Restrictions, provided that any of the foregoing shall not cause a reduction in the fair market value of the Property (other than to a de minimis extent).  During the Term, Lessee shall have exclusive rights in respect of the foregoing, subject to the proviso contained in the immediately preceding sentence.  Lessor shall cooperate with Lessee at Lessee’s expense in a prompt and timely manner in connection with any such actions on the part of Lessee, and such cooperation shall include execution and delivery of documents reasonably required by any such actions.

(d)           Notwithstanding the terms of Section 9.5(b) or Section 9.5(c), but subject to Sections 9.5(e) and 9.5(f), Lessee shall have the right, without compliance with or otherwise being subject to the terms of Section 9.5(b) or Section 9.5(c), to make the Alterations described on Schedule 9.5(d).

(e)           Lessee shall, at its cost and expense, make all Alterations to the Property required so as to cause the Property to comply with Applicable Laws and Restrictions.

(f)            Lessee shall cause any Alterations to be done and completed in a good and workmanlike manner, in accordance with the plans and specifications (if any) free from Liens and material faults and defects, and in compliance with all Applicable Laws and Restrictions.    Upon completion of any Alterations, subject to Lessee’s rights under Section 10.1, (x) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with such Alterations shall have been paid and shall have delivered unconditional releases of Liens, and (y) all necessary permits, licenses and other approvals necessary for the continued use, operation and occupancy of the Property shall have been duly issued.

SECTION 9.6.  Title to Alterations.  Title to Alterations shall without further act vest in Lessor and shall be deemed to constitute a part of the Property and be subject to this Lease in any of the following cases:

(a)           such Alteration shall be in replacement of or in substitution for a portion of the Improvements, as the same are constituted as of the date hereof;

(b)           such Alteration shall be required to be made pursuant to the terms of Section 9.1, Section 9.2 or Section 9.5(e); or

(c)           such Alteration shall be Nonseverable.

If an Alteration is not within any of the categories set forth in clauses (a) through (c) of this Section 9.6, then title to such Alteration shall vest in Lessee.  So long as removal thereof shall not result in the violation of any Applicable Laws and Restrictions or this Lease, all Alterations to which title shall vest in Lessee as aforesaid may be removed at any time by Lessee, provided that Lessee shall, at its expense, repair any damage (other than of a de minimis nature) to the Property caused by the removal of such Alteration and shall restore the affected portion of the Property to substantially the same condition in which it would have been had the Alteration not been made.

SECTION 9.7.  No Lessor Rights to Lessee’s Personalty.  Lessee may from time to time own or hold under lease from Persons other than Lessor, furniture, trade fixtures and equipment located on or about the Property which shall not be subject to this Lease.  Lessor shall not own or have any other right or interest in or to such furniture, trade fixtures and equipment and waives any landlord’s lien or other lien or claim with respect thereto, whether arising under common law or statute, and from time to time, upon the request of Lessee, Lessor shall promptly acknowledge the same in writing to Lessee or other Persons designated by Lessee.

ARTICLE X.

PERMITTED CONTESTS; EXCUSABLE DELAY

SECTION 10.1.  Contest Right.  Notwithstanding anything to the contrary, provided no Event of Default has occurred and is continuing, if, to the extent and for so long as:

(a)           a test, challenge, contest, appeal or proceeding for review of any Applicable Law and Restriction shall be prosecuted with reasonable diligence and in good faith by Lessee (provided such test, challenge, appeal or proceeding shall not involve a material risk of (i) sale, forfeiture or loss of title to any part or interest in the Property or (ii) criminal or punitive civil liability (other than any fine or similar charge (including interest thereon) by reason of noncompliance with such Applicable Law and Restriction), or

(b)           compliance with an Applicable Law and Restriction shall have been excused or exempted by a nonconforming use permit, variance, waiver, amendment, modification, rescission, moratorium, termination, extension, forbearance or similar action granted or issued by the Person otherwise entitled to enforce such Applicable Law and Restriction,

Lessee shall not be required to comply with such Applicable Law and Restriction; provided, with respect to a matter described in Section 10.1(a) above, Lessee shall pay promptly all costs, including all interest and penalties, and perform all acts (if any) the payment and performance of which shall be ultimately ordered or decreed as a result of such test, challenge, appeal or proceeding.

SECTION 10.2.  Lessor’s Cooperation.  Lessor shall, at Lessee’s expense, cooperate fully with Lessee in connection with any such test, challenge, appeal or proceeding described in Section 10.1(a) and any application or other request for any permit, variance, waiver, amendment, modification, rescission, moratorium, termination, extension, forbearance or similar action described in Section 10.1(b).  Lessor will join in any such test, challenge, appeal or proceeding, or application or other request, as Lessee may request or, at Lessee’s option, permit the same to be brought in Lessor’s name.

SECTION 10.3.  Effect of Contest on Lessee’s Obligations Generally.  It is agreed by the parties that the terms of Section 10.1 shall qualify each and every provision of this Lease that imposes a compliance obligation on Lessee, even if such provision does not refer to Section 10.1 or Lessor’s contest right thereunder.

SECTION 10.4.  Force Majeure.  Lessee’s performance of its obligations hereunder (other than any monetary obligation) shall be excused to the extent the same is adversely affected by delays due to strikes, lockouts, work stoppages, acts of God, inability to obtain labor or materials, the outbreak of armed hostilities, enemy action, acts of domestic or international terrorism, riot, civil commotion, fire, casualty or any other similar or dissimilar causes beyond the reasonable control of Lessee (but not including Lessee’s insolvency or financial condition).

ARTICLE XI.

ENVIRONMENTAL COMPLIANCE

SECTION 11.1.  Lessee’s Obligation Generally.  Lessee will comply and cause the Property to comply at all times with Environmental Laws with respect to the Property, and no Hazardous Material shall be brought onto, permitted to exist or remain in, at, under or upon, or stored, or disposed of or released from or used, at the Property by Lessee or any of its employees, agents, independent contractors, licensees, sublessees or invitees, in violation of any Applicable Laws and Restrictions or in such manner as would result in any liability thereunder (with the exception of materials used or stored in connection with the operation or maintenance of the Property or Lessee’s business operations and in compliance with all Environmental Laws).  Except as permitted by Applicable Laws and Restrictions, Hazardous Material shall not be placed into the plumbing or waste treatment systems of the Property except for systems which are designed to accept Hazardous Material for treatment and discharge.  Lessee covenants that it shall not install or permit the installation on the Property of any underground storage tanks, surface impoundments or asbestos-containing materials in violation of, or in a manner which results in liability under, any Applicable Laws and Restrictions and shall cause any Alterations of the Property undertaken by, through or under Lessee to be done in a way so as to not expose persons working on or visiting the Property to Hazardous Material either in excess of safety levels established by Applicable Laws and Restrictions or in such amounts or concentrations as would result in any liability to any third party.  Notwithstanding anything else that may be construed to the contrary, upon becoming aware of the presence of Toxic Mold at the Property, Lessee shall (i) undertake an investigation to identify the source(s) of such Toxic Mold and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of the Property affected by Toxic Mold, including providing any necessary moisture control systems at the Property), and (iii) provide evidence reasonably satisfactory to Lessor of the foregoing.

SECTION 11.2.  Lessee’s Obligation with respect to Remedial Work.  Lessee’s responsibility pursuant to Section 11.1 includes the obligation and, provided no Event of Default exists, exclusive right of Lessee to perform any investigatory and/or remedial or other activities required, ordered or recommended by any Governmental Authority, or as otherwise necessary to avoid injury or liability to any person or property, to prevent the spread of any Hazardous Materials or to provide for the continued safe operation of the Property (hereinafter “Remedial Work”) and shall include any Remedial Work caused solely by the acts of third parties, except to the extent caused by Lessor.  Lessee’s obligations under Section 11.1 expressly include any Remedial Work required relating to any Hazardous Material existing in, at, under or upon the Property (other than any Remedial Work caused by Lessor) before the date hereof.  If Lessee fails to perform the Remedial Work in a reasonably prompt manner after notice from Lessor (subject to Lessee’s contest rights under Section 10.1), then, on not less than thirty (30) days’ notice from Lessor to Lessee, Lessor may, at its option and in its sole discretion, commence such work itself in compliance with Environmental Laws, and Lessee shall pay all reasonable costs thereby incurred.  Upon completion of such Remedial Work, Lessee shall provide an inspection or audit of the Property prepared by a licensed hydrogeolist, licensed environmental engineer or qualified environmental consulting firm reasonably approved by Lessor assessing the results of such Remediation Work.  If, based on sound environmental advice, an operations and maintenance plan should be implemented, Lessee shall cause such operations and maintenance plan to be prepared and implemented at its expense and Lessee shall take all actions necessary to comply with such plan.

SECTION 11.3.  Lessee’s Obligation with respect to Third Parties.  Without limiting Lessee’s obligations under Section 11.1 or any other provision of this Lease provided no Event of Default exists, Lessee shall be exclusively responsible for responding to and complying with any administrative notice, order, request or demand, or any third-party claim or demand relating to the potential or actual presence of Hazardous Materials on the Property whether or not caused by Lessee or another party (other than Lessor), except where the contamination was caused solely by Lessor.  The responsibility conferred under this Section 11.3 includes responding to such orders on behalf of Lessor and defending against any assertion of Lessor’s financial responsibility or individual duty to perform under such orders.

SECTION 11.4.  Indemnity for Environmental Matters.  Lessee shall hold harmless, indemnify and defend Lessor and any Mortgagee and their respective managers, members, partners, officers, employees and directors from and against damages resulting from its breach of the foregoing provisions of this Article XI, in accordance with the terms of Section 20.1.

SECTION 11.5.  Lessee to Notify Lessor of Environmental Events.  Lessee shall promptly notify Lessor and any Mortgagee when Lessee becomes aware of (i) the presence of Hazardous Material on the Property which violate any Applicable Laws and Restrictions, (ii) the release, or threatened release, onto or under the Property of Hazardous Material in amounts which violates any Applicable Laws and Restrictions or which would result in liability under any Applicable Laws and Restrictions, whether or not caused or permitted by the Lessee, (iii) the issuance to Lessee or any sublessee of space in or other user of the Property of any written complaint, notice or order of violation or non-compliance or potential liability with regard to the Property or the use thereof with respect to Environmental Laws (including whether any investigative and/or remedial action is required or recommended pursuant thereto); (iv) any written notice of a Governmental Authority or other Person of  a pending (or, if such notice is from a Governmental Authority, threatened) investigation as to whether Lessee’s (or any other Person’s) operations on the Property are not in compliance with any Environmental Laws or (v) the migration or release, or a suspected migration or release, of Hazardous Material from the Property to other properties.

SECTION 11.6.  Lessee Right to Control Remediation.  Lessee shall have the sole right to control the method or methods of complying with its obligations under this Article XI, including the right to select attorneys, environmental engineers and other consultants to assist Lessee in so complying and the selection of the methods of effectuating any remediation  and the contractors to perform the same, and the exclusive right to deal with Governmental Authorities having jurisdiction over the Property regarding the investigation and characterization of the presence of Hazardous Material and the selection of the method of remediating the same, provided that such remediation is completed in accordance with Applicable Laws and Restrictions, and no Event of Default then exists (it being understood that for so long as such Event of Default is continuing, Lessor shall have the sole right to control such method or methods at Lessee’s cost).  Lessee shall notify Lessor in a reasonable manner when Lessee takes any actions to comply with its environmental-related obligations hereunder. Lessor shall cooperate with Lessee in a prompt and timely manner, and at Lessee’s cost, in connection with any such actions, and such cooperation shall include execution and delivery of documents or pleadings reasonably required by any such actions.

ARTICLE XII.

INSURANCE

SECTION 12.1.    Lessee, at its sole cost, for the mutual benefit of Lessor and Mortgagee, shall obtain and maintain during the Term the following policies of insurance:

(a)           Property; Terrorism Coverage

(i)            Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, vandalism, and malicious mischief, boiler, machinery and/or earthquake coverage and subject to the provisions of Section 12.1(a)(ii), coverage for damage or destruction caused by the acts of terrorism (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction (the “Applicable Insurance Standards”).  Such insurance policy shall also insure for ordinance of law overage, costs of demolition and increased cost of construction in amounts satisfactory to Lessor and Mortgagee. Each such insurance policy shall:

(A)          be in an amount equal to 100% of the then replacement cost of the Improvements without deduction for physical depreciation,
(B)           have deductibles no greater than $1,500,000 per occurrence (adjusted each September 1 by the percentage change in the Consumer Price Index from September, 2006), provided that if Lessee’s senior, long-term unsecured debt is less than “BB-” by Standard & Poor’s Ratings Group, then such deductible shall not exceed 5 percent of the then annual Base Net Rent, subject to Section 12.1(h) and Section 12.2(c),
(C)           be paid as they are due and payable and

(D)          contain either no coinsurance or, if coinsurance, an agreed amount endorsement. Mortgagee shall be named mortgagee and loss payee on a standard mortgagee endorsement.

(ii)           Notwithstanding anything in Section 12.1(a)(i) to the contrary, for so long as TRIA is in effect substantially in the same manner as in effect as of the Effective Date, Lessee shall be required to obtain and maintain coverage against loss or damage by terrorist acts covered by TRIA as part of the “all risk” property policy required by Section 12.1(a)(i); provided that such coverage is available.  In the event that TRIA is not in effect in substantially the same manner as in effect as of the Effective Date, and Lessee cannot and does not wish to obtain coverage with respect to terrorist acts as part of the “all risk” property policy required by Section 12.1(a)(i), Lessee shall be required to obtain coverage for terrorism (as stand alone coverage, which may be obtained in a blanket program) in an amount equal to 100% of the “Full Replacement Cost” of the Property; provided that such coverage is available.  Notwithstanding the foregoing, with respect to any such coverage for such acts, Lessee shall not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lessor (on reasonable notice to Lessee and without resulting in duplicative insurance costs to Lessee) may, at its option (1) purchase a stand-alone terrorism policy, with Lessee paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and Lessor paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap.  As used herein, “Terrorism Premium Cap” means an amount equal to the cost of a stand-alone terrorism policy with respect to the Property as of the first renewal period in which TRIA is not in effect in substantially the same manner as it is in effect as of the Effective Date, but in no event more than $300,000 per annum (adjusted each September 1 by the percentage change in the Consumer Price Index from September, 2006).  Lessee shall obtain the coverage required under this subsection 12.1(a)(ii) from a carrier which otherwise satisfies the rating criteria specified in Section 12.2 or in the event that such coverage is not available from such a carrier, Lessee shall obtain such coverage from the highest rated insurance company providing such coverage taking into account the Terrorism Premium Cap.

(b)           Flood insurance if any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area.  Such policy shall be in an amount as shall be approved by Lessor and Mortgagee in their reasonable discretion taking into account the Applicable Insurance Standards.

(c)           Liability insurance, including (i) “Commercial General Liability Insurance”, (ii) “Owned”, “Hired” and “Non Owned Auto Liability”:, and (iii) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination no less than $35,000,000 (adjusted every September by a percentage equal to the percentage change in the Consumer Price Index from September, 2006) of primary, excess and/or umbrella liability insurance for any and all claims, with reasonable deductibles and self insured retentions (it being agreed, without limitation, that deductibles and self insured retentions of $1,500,000 per occurrence (adjusted each September 1 by the percentage change in the Consumer Price Index from September, 2006) shall not be deemed unreasonable, provided that if Lessee’s senior, long-term unsecured debt is less than “BB-” by Standard & Poor’s Ratings Group, then such deductible shall not exceed 5 percent of the then annual Base Net Rent).  The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Lessee’s obligation to indemnify Lessor and Mortgagee as required under this Lease), “Products” and “Completed Operations Liability” coverage.

(d)           Rental loss insurance (i) with Mortgagee being named as “Mortgagee Loss Payee” and Lessor being named as loss payee, and (ii) in an amount equal to 100% of the projected Base Net Rent and Supplemental Rent for a period of not less than eighteen (18) months.  The amount of such insurance shall be increased from time to time during the Term and as when the estimated or actual Rents increase.

(e)           Comprehensive boiler and machinery insurance (without exclusion for explosion) covering loss or damage to the Improvements and all mechanical and electrical equipment.  Minimum coverage per accident must be in an amount equal to 100% of the full replacement cost of such equipment and the Improvements housing such equipment.

(f)            Workers compensation and disability insurance with respect to any employees of Lessee, as required by any Legal Requirement.

(g)           During any period of repair or restoration, builders “all-risk” insurance on the so called completed value basis in an amount equal to not less than the full insurable value of the Property, against such risks, (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lessor may request.

(h)           So long as (i) no Event of Default exists, and (ii) Lessee maintains a Minimum Rating, Lessee may self-insure all or any portion of the coverage referred to in Section 12.1.  If Lessee elects to maintain a self-insurance program, such program shall be maintained by Lessee in a prudent and commercially reasonable manner.

SECTION 12.2.  Policies.

(a)           All policies of insurance (the “Policies”) required pursuant to Section 12.1 shall:

(i)            be issued by companies with a claims paying ability rating of “A” by Fitch or “A” or better by S&P (provided, however, for multi-layered policies in lieu of an “A” or better rating by S&P, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency) or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency);

(ii)           name Mortgagee and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance), loss payee (in the case of loss of rents coverage) and an additional insured (in the case of liability insurance);

(iii)          name Lessor and its successors and/or assigns loss payee (in the case of property insurance and loss of rents coverage) and an additional insured (in the case of liability insurance);

(iv)          contain (in the case of property insurance) a Non-Contributory Standard Mortgagee Clause and a Mortgagee’s Loss Payable Endorsement, or their equivalents, naming Mortgagee as the person to which all payments made by such insurance company shall be paid:

(v)           contain a waiver of subrogation against Lessor and Mortgagee;

(vi)          contain such provisions as Lessor deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Lessee, Mortgagee nor any other party shall be a co-insurer under the Policies, (B) that Lessor and Mortgagee shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of any of the Policies (or, in the case of cancellation for nonpayment, until at least ten (10) days after receipt of written notice thereof by Lessor and Mortgagee); and (C) providing that Lessor and Mortgagee are permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; and

(vii)         be reasonably satisfactory in form and substance to Lessor and Mortgagee as to amounts, form, risk coverage, deductibles, loss payees and insureds (except that where any of the foregoing is specified herein, such specific term shall govern over this clause (vii)).

(b)           Lessee shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lessor evidence of the renewal of each of the Policies together with receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Mortgagee. Lessee shall deliver to Lessor certificates of each Policy within five (5) Business Days after the renewal of such Policy and, upon Lessor’s request, Lessee shall deliver certified copies or duplicate originals of such Policies within ten (10) Business Days after Lessee’s receipt of such Policies.

(c)           Lessee shall have the right to utilize retentions, deductibles and self-insurance to an extent generally consistent with Lessee’s past and current practices and with appropriate increases thereto based on inflation and on insurance-market conditions from time to time.

(d)           Lessee shall the right to obtain such coverages through one or more blanket policies.

(e)           Nothing herein shall be construed in any manner as obligating Lessee in respect of  insurance with respect to any location other than the Property.

ARTICLE XIII.

RETURN OF LEASED PROPERTY TO LESSOR

Unless the Lessor’s Interests are then being transferred to Lessee or its designee pursuant to this Lease, Lessee shall, on the expiration or earlier termination of this Lease, return the Property to Lessor by surrendering the same into the possession of Lessor free and clear of all Liens, except that Lessee shall have no responsibility or liability in respect of Liens described in clauses (a), (b) (to the extent of taxes allocable to periods after the Term), (e) and (f) of the definition of “Permitted Liens”.  All Alterations in respect of which title has not been vested in Lessor hereunder that shall have not been removed by Lessee at or prior to the thirtieth (30th) day after the expiration or earlier termination of this Lease shall be deemed abandoned in place by Lessee and shall become the property of Lessor.  Lessee shall remove from the Property, on or prior to the thirtieth (30th) day after the expiration or earlier termination of this Lease, all of Lessee’s personal property and, if applicable, any personal property of Lessee’s sublessees, assignees or other users of the Property which would constitute Lessee’s personal property if owned by Lessee (subject to the rights of such Persons granted under any applicable Lessor Nondisturbance Agreements) and shall repair any damage (other than of a de minimis nature) caused by such removal.  Any property described in the immediately preceding sentence not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Property and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Lessee.  Except for surrender at the expiration or earlier termination of the Term, no surrender to Lessor of this Lease or of the Property shall be valid or effective unless agreed to and accepted in writing by Lessor.  Lessee shall assign to Lessor any and all assignable warranties, licenses and permits relating to the property surrendered to Lessor which extend beyond the expiration or earlier termination of this Lease, such assignment to be without representation, warranty or recourse of any sort whatsoever.

ARTICLE XIV.

CASUALTY; CONDEMNATION

SECTION 14.1.  Notice.  Promptly after Lessee or Lessor becomes aware that any part of the Property has become the subject of a Casualty or Condemnation, such party shall give notice thereof to the other party.

SECTION 14.2.  Casualty or Condemnation not Constituting an Event of Loss.  If there shall occur a Casualty or Condemnation not constituting an Event of Loss, then this Lease shall continue in full force and effect and Lessee shall, at Lessee’s own cost and expense and in accordance with the applicable provisions of Article IX, proceed with reasonable diligence and promptness to carry out any necessary demolition and restore, repair, replace and/or rebuild the Improvements in order to restore the same, to the extent reasonably practicable, to substantially the condition, utility and value of the Improvements immediately prior to such Casualty or Condemnation.

SECTION 14.3.  Event of Loss.  If an Event of Loss occurs, Lessee shall elect as between one of the following two options (it being agreed that if it is impracticable to restore and rebuild the Improvements in the manner required by the following clause (a), or if Lessee shall fail to notify Lessor of its election as between the following clauses (a) and (b) within one hundred and eighty (180) days of the occurrence of the Event of Loss, or if the Event of Loss is of the type described in clause (2), (3) and/or (4) of the definition “Event of Loss”, then Lessee shall be deemed to have elected the option set forth in the following clause (b)):

(a)           Lessee shall restore and rebuild the Improvements in the same manner as is required under Section 14.2; or

(b)           Lessee shall terminate this Lease on the date specified by Lessee in such notice, which date shall not be earlier than the thirtieth (30th) day after such notice, and on such termination date, Lessee shall pay to Lessor all accrued and unpaid Rent to the date of termination, shall pay to Lessor any Net Proceeds in its possession and shall assign to Lessor all of its rights in any uncollected Net Proceeds, whereupon the Term shall end and the obligations of Lessee and Lessor hereunder (other than any obligations expressed herein as surviving termination of this Lease) shall terminate.  If Lessor and Lessee shall disagree about whether a Casualty or

Condemnation constitutes an Event of Loss, then the same shall be resolved by the Arbitration Procedure.

SECTION 14.4.  Collection, Disbursement and Application of Proceeds for so long as Lease Continues.

(a)           Payments (except for payments under insurance policies maintained by Lessor) received at any time by or on behalf of Lessor or Lessee from any Governmental Authority or other Person with respect to any Casualty or Condemnation in a case in which Section 14.2 or 14.3(a) is applicable shall be paid to Lessee (subject, however to Section 14.4(b)), to be applied, as necessary, for the repair or restoration of the Buildings and the Improvements and any excess remaining thereafter shall be applied in accordance with Section 14.4(c).

(b)           Notwithstanding the terms of Section 14.4(a), if Lessee does not have a Minimum Rating, or the Net Proceeds exceed FIVE MILLION DOLLARS ($5,000,000) (adjusted each September 1 by the percentage change in the Consumer Price Index from September, 2006), or if an Event of Default exists, then this Section 14.4(b) shall apply:

(i)            Net Proceeds shall be paid to a U.S. Federal or state chartered bank or trust company proposed by Lessee and approved by Lessor (such approval not to be unreasonably withheld) (such bank or trust company, the “Disbursing Agent”); provided, however, if, at such time, the Mortgagee is a U.S. federal or state chartered bank or trust company, then the Disbursing Agent shall be such holder (and if the Mortgagee is not a U.S. federal or state chartered bank or trust company, the Mortgagee may designate such a bank or trust company to serve as the Disbursing Agent).  Moneys received by the Disbursing Agent shall not be commingled with the Disbursing Agent’s general funds and shall be held by the Disbursing Agent in trust, either separately or with other trust funds, for the uses and purposes provided in this Lease.  The Disbursing Agent shall invest any moneys held by it in Permitted Investments and the interest or other income earned thereon shall be added to the moneys so held in trust and deemed part of the Net Proceeds.  The Disbursing Agent shall not be liable or accountable for any action taken or suffered by the Disbursing Agent or for any disbursement of moneys made by the Disbursing Agent in good faith or in good faith reliance on advice of legal counsel.  In disbursing money pursuant to Section 14.4(b)(iii), the Disbursing Agent may rely conclusively on the information contained in any notice given to the Disbursing Agent and Lessor by Lessee in accordance with the provisions of Section 14.4(b)(iii) unless Lessor notifies the Disbursing Agent in writing within ten (10) days after the giving of any such notice by Lessee that Lessor intends to dispute such information, in which case the disputed amount shall not be disbursed but shall continue to be held by the Disbursing Agent until such dispute shall have been resolved.

(ii)           To the extent the estimated total cost of such restoration, repair, replacement or rebuilding (as agreed by Lessor and Lessee)

exceeds the Net Proceeds, the deficiency, including the amount of any insurance deductible or self-insurance amount, shall be paid first out of Lessee’s own funds prior to the payment of any Net Proceeds from the Disbursing Agent.

(iii)          From time to time, but not more than twice in any thirty (30) day period (unless prevailing practice requires more frequent payments), except for a final payment, and provided that Lessee has first paid any amounts required to be paid by Lessee out of its own funds pursuant to clause (ii) above, Lessee may (A) request reimbursement out of the Net Proceeds for the actual costs and expenses incurred by Lessee in connection with such repair and rebuilding; or (B) request the Disbursing Agent to pay such costs and expenses directly to contractors and suppliers.  Such requests shall be made by written notice to the Disbursing Agent, with a copy to Lessor, setting forth in customary detail all of such costs and expenses incurred by Lessee or payable to contractors and suppliers, as the case may be.  If Lessor shall in good faith desire to dispute the information contained in any notice given by Lessee pursuant to this clause (iii), Lessor shall so notify Lessee and the Disbursing Agent in writing within ten (10) days after the giving of such notice, specifying the amount intended to the disputed and the nature of the dispute.  After such ten (10) day period has elapsed, if Lessor has not disputed the information contained in Lessee’s notice, the Disbursing Agent shall promptly disburse to Lessee or such contractors and suppliers, as the case may be, out of the Net Proceeds the amount of such costs and expenses, subject, however, to clause (v) below.

(iv)          Lessee shall have the right to submit a dispute of the type described in Section 14.4(b)(iii), or any other dispute arising thereunder, for resolution in accordance with the Arbitration Procedure.

(v)           The Net Proceeds held by the Disbursing Agent shall be disbursed in accordance with reasonable construction-lending disbursement requirements, including that (a) no Event of Default exists at the time of the requested disbursement, (b) the restoration complies with the requirements set forth herein with respect to Alterations (including the requirement that all Alterations comply with all Applicable Law and Restrictions), (c) all plans and specifications for the restoration have been reviewed and approved by Lessor and Mortgagee in their reasonable discretion to the extent the same require review and approval under Article IX hereof, (d) the Disbursing Agent shall have received all lien waivers in accordance with local construction practices, and (e) the Disbursing Agent may retain appropriate retainages (which in no event will exceed 10 percent by trade) until the restoration is substantially complete in accordance with the terms hereof.

(c)           Subsequent to the substantial completion of the restoration of the Improvements in accordance with Section 14.2 or 14.3(a) (after reserving a reasonable amount for the final completion of such restoration):

(i)            Net Casualty Proceeds shall be paid to and retained by Lessee; and

(ii)           Net Condemnation Proceeds shall be equitably allocated as between, and paid to, Lessor and Lessee, based on the relative value of Lessee’s condemned possessory interest and Lessor’s condemned reversionary interest, taking into account Lessee’s unabated rent obligations under Section 14.5 (and failing agreement between the parties, the allocation shall be determined by the Appraisal Procedure).

(d)           Until such time as it is determined whether a Casualty or Condemnation constitutes an Event of Loss, and if so, whether Lessee will terminate this Lease pursuant to Section 14.3(b), all Net Proceeds shall be paid over to and held by a Disbursing Agent appointed and acting in accordance with Section 14.4(b)(i).

(e)           To the extent that Lessee shall have satisfied its obligation under Section 12.1 to purchase insurance by its exercise of rights under Section 12.1(h), or Lessee shall have utilized deductibles in the purchase of insurance required under Section 12.1, or Lessee shall have failed to satisfy its obligations under Section 12.1, and a result thereof, Net Casualty Proceeds are less than they otherwise would have been, Lessee shall be responsible for such difference and, if Net Casualty Proceeds are payable to Lessor, shall pay such difference to Lessor at the same time as Net Casualty Proceeds would otherwise be so paid.

SECTION 14.5.  Rent Obligation When Lease Continues.  From and after any Casualty or Condemnation, prior to the effective termination date (if any) pursuant to Section 14.3(b), and/or during or prior to any period of repair or rebuilding pursuant to this Article XIV, this Lease will remain in full force and effect, and Base Net Rent and, to the extent incurred, Supplemental Rent shall continue to accrue and be payable without abatement or reduction; provided, however, Lessee shall be entitled to a dollar for dollar credit applied first against Base Net Rent due and then against Supplemental Rent due equal to the amount of proceeds actually received by Mortgagee, if any, and otherwise Lessor from the proceeds paid under the Policies maintained under Section 12.1(d).

SECTION 14.6.  Negotiations.  Lessee shall control the negotiations with the relevant Governmental Authority or insurance carriers; provided that in any event, if such Condemnation or Casualty constitutes an Event of Loss, Lessor may participate at Lessor’s expense in such negotiations, provided that (a) no settlement may occur without the prior written approval of Lessor and Mortgagee, which approval shall not be unreasonably withheld, and (b) if an Event of Default exists and is continuing, Lessor and Mortgagee shall control such negotiations at Lessee’s expense.  Lessee and Lessor shall give to each other such information, and copies of such documents, which relate to such proceedings and are in its possession as are reasonably requested by such other party and will consult with such other party with respect to all negotiations.

SECTION 14.7.  Lessee’s Right to Claim Relocation Expenses, etc.  Nothing in this Article XIV shall be construed to prevent Lessee from pursuing and collecting a condemnation award or other compensation or settlement payment in respect of its loss and damages resulting from any condemnation or taking (including relocation payments) unless, in a case in which this Lease is being terminated in accordance with Section 14.3(b)), the same would be deducted from the amount that Lessor should otherwise receive in respect of the Lessor’s Interests. Any amounts so collected shall not be subject to the provisions of Section 14.4.

SECTION 14.8.  Express Provisions to the Contrary.  Each party hereby waives the provisions of any statute or law that may be in effect at the time of a Casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a Casualty, other than as provided in this Article XIV, and this Article XIV shall constitute an express agreement to the contrary in respect of any such statute or law.

ARTICLE XV.

ASSIGNMENT

Lessee may assign this Lease to any Person without the consent of Lessor provided that, as of the effective date of the assignment, no Event of Default then exists.  Any assignee shall assume any obligations of Lessee arising from and after the effective date of the assignment.  Such assignment shall not release the Lessee named herein from its primary liability for the performance of its duties and obligations under this Lease, and the Lessee named herein (and all subsequent assignees) shall continue to be obligated for all obligations of “Lessee” in this Lease, which obligations shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no assignment had been made.  Any assignor of this Lease who so requests in writing of Lessor will have the right, subsequent to any assignment, (a) to receive a duplicate copy of each notice of default hereunder sent by Lessor to the Lessee from time to time (and no such notice shall be effective as against such Lessee unless and  until such copy has been delivered to such assignor in accordance with the provisions of Section 25.2), and (b) to cure any default by such Lessee under this Lease within the cure period provided for hereunder.  To the extent an assignor of this Lease performs on behalf of Lessee the obligations of Lessee hereunder, such assignor shall be subrogated to the rights of Lessor (provided that such assignor may not claim or collect on such subrogated right unless Lessor shall have received all amounts then due and payable to Lessor from Lessee).

ARTICLE XVI.

SUBLEASE

SECTION 16.1.  Subleasing Permitted; Lessee Remains Obligated.  Lessee may at any time and from time to time sublease the Property or any portion or portions thereof to any one or more Persons or permit the occupancy of the Property or any portion or portions thereof by any one or more Persons provided that, as of the effective date of the subleasing, no Event of Default then exists.  Any such sublease, sub-sublease, license, occupancy agreement or similar agreement (each, a “Sublease”) shall not release Lessee from its primary liability for the performance of its duties and obligations under this Lease, and the Lessee named herein (and all subsequent assignees) shall continue to be obligated for all obligations of “Lessee” in this Lease, which obligations shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no Sublease had been made. Lessee shall have the sole right to the receipt of revenues from any sublessees of the Property, or any portion thereof, and no Sublease has been or shall be assigned as collateral to Lessor.

SECTION 16.2.  Provisions of Subleases.  Subject to the terms of any Lessor Nondisturbance Agreement, each Sublease shall provide that: (a) such Sublease is expressly subject and subordinate to this Lease and is for a term or terms not longer than the Term hereof, including all Renewal Terms which have been exercised; and (b) such sublessee shall be obligated, upon a termination of this Lease, at Lessor’s written election, to attorn to and recognize Lessor as the lessor under such Sublease, whereupon such Sublease shall continue as a direct lease between the sublessee and Lessor upon all the terms and conditions of such Sublease.

SECTION 16.3.  Sublessee Nondisturbance Agreements.  With respect to a Sublease in compliance with Section 16.2, Lessor agrees to enter into a nondisturbance agreement in the form of Exhibit C or in such other form as shall be agreeable to Lessee, Lessor and such sublessee (a “Lessor Nondisturbance Agreement”), if the following terms and conditions are satisfied:

(a)           at the time of the request for the Lessor Nondisturbance Agreement, Lessee has a Minimum Rating;

(b)           at the time of the request for such non-disturbance agreement, the proposed sublessee or (any guarantor of sublessee’s obligations under the Sublease) has either:

(i)            a Minimum Rating or

(ii)           a net worth not less than five (5) times the present value, using a ten percent (10%) discount rate, of the scheduled base rents payable under the Sublease for the entire term thereof (including renewals exercisable at the sublessee’s option (which renewals, if they are at fair market value (rather than a fixed amount), shall be assumed for purposes of this clause (ii) to be at the last specified base rent);

(c)           the Sublease shall reflect market terms and contain provisions that are customary in the Suffolk County, Long Island market (which may be conclusively evidenced by a letter from a licensed real estate broker with at least ten (10) years’ commercial office leasing experience) and shall provide for net base rent that (on a rentable-square-foot basis) is not less than the Base Net Rent payable by Lessee hereunder and such net rent shall not be paid more than one month in advance;

(d)           the sublessee will agree to execute and deliver the form attached as Exhibit C hereto; and

(e)           the premises demised under the Sublease is not less than 100,000 rentable square feet.

If Lessor is obligated under this Section 16.3 to deliver a Lessor Nondisturbance Agreement with respect to a particular Sublease, then Lessor shall also cause each Mortgagee to execute and deliver its agreement to be bound by the terms of the Lessor Nondisturbance Agreement if such Mortgagee or any purchaser at foreclosure or other successor thereto shall at any time acquire Lessor’s Interests.

SECTION 16.4.  Lessee Reimbursement of Expenses.  Lessee shall pay all actual, out-of-pocket third-party costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lessor in connection with the request by Lessee for a Lessor Nondisturbance Agreement (but in no event more than $5,000 per Lessor Nondisturbance Agreement, adjusted each September 1 by the percentage change in the Consumer Price Index from September, 2006.

ARTICLE XVII.

BROKERS

Lessee and Lessor each represents and warrants that it has had dealings with only Jones Lang LaSalle Americas Inc. (“Lessee’s Broker”) in connection with the negotiation of this Lease and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Any brokerage commission payable to Lessee’s Broker in connection with this transaction shall be paid by Lessee pursuant to a separate agreement, and Lessee shall indemnify, defend and hold Lessor harmless from and against all liabilities arising from any claims by or under Lessee’s Broker in connection with this Lease.  Lessee and Lessor shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on, respectively, Lessee’s or Lessor’s dealings or contacts with brokers or agents other than those Lessee’s Broker or breach of the foregoing representation.

ARTICLE XVIII.

LESSOR’S INSPECTION AND SHOWING THE PROPERTY

SECTION 18.1.  Generally.  Upon five (5) Business Days’ prior notice to Lessee, or at any time in the event of an emergency (which shall be followed by 24 hours’ notice to Lessee), Lessor or Mortgagee (and any one or more appraiser, engineering, environmental, financial or similar advisors of Lessor designated by Lessor) may inspect the Property to review Lessee’s compliance with the terms hereof, at its own expense and risk, but (i) only in a manner so as not to interfere in any material respect with the business operations of Lessee and any other occupant of the Property and (ii) only when accompanied by a designated representative of Lessee, provided that Lessor or Mortgagee (and the above-described Lessor designees) may not inspect any areas where proprietary or confidential information of Lessee or any other Person is retained unless steps can be taken to protect such confidentiality without any unreasonable burden to Lessee or such other Person, and Lessee has been afforded a reasonable opportunity to take such steps.

SECTION 18.2.  No Duty to Inspect.  Lessor shall have no duty to make any inspection of the Property, and Lessor shall not incur any liability or obligation by reason of not making any such inspection.

SECTION 18.3.  Showing.  During the eighteen (18) months prior to the end of the Initial Term and during the twelve (12) months prior to the end of any Renewal Term, Lessor may show the Property to prospective tenants or purchasers at such reasonable times during normal business hours upon reasonable prior notice to Lessee, provided that Lessor shall comply with the terms as are applicable to inspections under Section 18.1.

ARTICLE XIX.

DEFAULTS; REMEDIES

SECTION 19.1.  Event of Default.  The following events shall constitute “Events of Default”:

(a)           Lessee’s failure to pay Base Net Rent when due which continues for five (5) Business Days after written notice from Lessor (provided Lessor shall not be required to give such notice more than twice in any twelve (12) month period);

(b)           Lessee’s failure to pay Supplemental Rent representing Covered Taxes when due such that the same are delinquent and such failure continues for five (5) Business Days after notice from Lessor;  Lessee’s failure to pay when due and payable Supplemental Rent representing insurance premiums such that the related insurance coverage would lapse within ten (10) days as a result of such failure and such failure continues for two (2) Business Days after written notice from Lessor; or Lessee’s failure to pay when due and payable Supplemental Rent not otherwise described above in this Section 19.1(b) and payable to Lessor which failure continues for ten (10) Business Days after written notice from Lessor;

(c)           Lessee shall default in any respect in any other obligation under this Lease and such default continues for thirty (30) days after written notice from Lessor; provided that the continuation of such default for thirty (30) days or longer after such notice shall not constitute an Event of Default if (i) such default cannot reasonably be cured within such thirty (30) day period, and (ii) Lessee is diligently prosecuting such cure;

(d)           There shall have been a material breach of warranty or misrepresentation made by Lessee herein and the same shall have not been cured within thirty (30) days after notice thereof from Lessor, provided that the failure to effect such cure within said thirty (30) day period shall not constitute an Event of Default if (i) such cure cannot reasonably be cured within such thirty (30) day period, and (ii) Lessee is diligently prosecuting such cure;

(e)           Lessee shall admit, in writing, that it is unable to pay its debts as such become due;

(f)            Lessee shall make a general assignment for the benefit of creditors;

(g)           Lessee shall file a voluntary petition under Title 11 of the United States Code, or if such petition is filed against it and an order for relief is entered, or if Lessee shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Lessee, or of all or substantially all of its properties;

(h)           within ninety (90) days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other present or future applicable state or other statute or law, such proceeding shall not have been dismissed or stayed; or

(i)            within ninety (90) days after the appointment, without the consent or acquiescence of Lessee, of any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Lessee or of all or substantially all or of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated.

SECTION 19.2.  Remedies.  Upon the occurrence and continuation of an Event of Default, Lessor may, at its option, by notice to Lessee declare this Lease to be in default and do one or more of the following as Lessor in its sole discretion shall determine:

(a)           Lessor may, by notice to Lessee, terminate this Lease as of the date specified in such notice; however no reletting, reentry or taking of possession of the Property by Lessor will be construed as an election on Lessor’s part to terminate this Lease unless a written notice of such intention is given to Lessee.

(b)           Lessor may (i) demand that Lessee, and Lessee shall upon the written demand of Lessor, return the Property promptly to Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article XIII as if the Property were being returned at the end of the Term, and Lessor shall not be liable for the reimbursement of Lessee for any costs and expenses incurred by Lessee in connection therewith and (ii) without prejudice to any other remedy which Lessor may have for possession of the Property, enter upon the Property and take immediate possession of (to the exclusion of Lessee) the Property and expel or remove Lessee and any other person who may be occupying the Property (subject to the terms of any Lessor Nondisturbance Agreement), by summary proceedings or otherwise, all without liability to Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to Lessor’s other damages, Lessee shall be responsible for the reasonable costs and expenses of reletting, including brokers fees and the costs of any repairs made by Lessor.

Lessee, whether or not the Property or any portion thereof shall have been re-let, shall be liable to Lessor for, and shall pay to Lessor, as current damages, the Rent and other charges payable hereunder for the remainder of the Term, less the net proceeds, if any, of any re-letting of the Property, after deducting all reasonable expenses in connection with such re-letting, including (in each case to the extent reasonable and related to such re-letting) all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising costs, expenses of employees, alteration costs and expenses of preparation for such re-letting (except to the extent otherwise paid by Lessee).  Lessee shall pay such current damages to Lessor monthly on the days on which the Base Net Rent would have been payable hereunder if this Lease had not been terminated.  Upon Lessor’s repossession of the Property, Lessor shall use reasonable efforts to mitigate its damages by re-letting the Property and, without limitation of the foregoing, shall consider in good faith re-letting opportunities presented to Lessor by or on behalf of Lessee or third parties.

(c)           Lessor may, whether or not Lessor shall have exercised or shall thereafter at any time exercise any of its rights under Section 19.2(b), demand, by written notice to Lessee specifying a date (the “Final Payment Date”) not earlier than twenty (20) days after the date of such notice, that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the Final Payment Date, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor’s actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount), in lieu of Base Net Rent due on and after the Final Payment Date, an amount equal to the sum of (A) all Rent due and unpaid as of the Final Payment Date, plus (B) an amount equal to the excess, if any, of the present value, as of the Final Payment Date, of the Base Net Rent and Supplemental Rent for the balance of the Term without regard to the early termination of the Lease (discounted on a semi-annual basis of 7 percent per annum) over the present value of the Fair Market Rental Value of the Property for that same period (using the same discount rate). Upon such payment, this Lease and Lessee’s obligations hereunder shall terminate.

(d)           Lessor may exercise any other right or remedy that may be available to it under Applicable Laws and Restrictions or in equity, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof.  Separate suits may be brought to collect any such damages for any period or periods with respect to which rent shall have accrued, and such suits shall not in any manner prejudice Lessor’s right to collect any such damages for any subsequent period, or Lessor may defer any such suit until after the expiration or earlier termination of the Initial Term or the then current Renewal Term, in which event such suit shall be deemed not to have accrued until the expiration or earlier termination of the Initial Term, or the then current Renewal Term.

SECTION 19.3.  Survival of Lessee’s Obligations.  No repossession of any of the Property or exercise of any remedy under Section 19.2, including termination of this Lease, shall, except as specifically provided therein, relieve Lessee of any of its liabilities and obligations hereunder, including the obligation to pay Base Net Rent.  In addition, except as specifically provided therein, Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due hereunder before, after or during the exercise of any of the foregoing remedies, including all reasonable legal fees and other costs and expenses incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, and including all costs and expenses incurred in connection with the return of the Property in the manner and condition required by, and otherwise in accordance with the provisions of, Article XIII as if such Property were being returned at the end of the Term.

SECTION 19.4.  Right of Lessor to Perform for Lessee.

(a)           If Lessee shall fail to perform or comply with any of its agreements contained herein such that the same constitutes an Event of Default, then Lessor may, on five (5) Business Days’ prior notice to Lessee, perform or comply with such agreement, and Lessor shall not thereby be deemed to have waived any default caused by such failure, and the amount of payment required to be made by Lessee hereunder and made by Lessor on behalf of Lessee, and the reasonable out-of-pocket costs and expenses of Lessor (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Stipulated Rate from and including the later of the date such sums were expended by Lessor and the date that demand for repayment thereof is made of Lessee to and excluding the date paid by Lessee.

(b)           Without limiting Lessor’s rights under Section 19.4(a), if Lessor shall have received notice from Lessee’s insurer that continued nonpayment of the Insurance Premiums will result in the cancellation of the related insurance coverage within ten (10) days, and Lessee shall have failed to provide Lessor with reasonable evidence of the payment of such Insurance Premium within two (2) Business Days after Lessor’s request therefor from Lessee, or if Lessee shall have defaulted in its obligation under Section 12.2 to provide Lessor with evidence of the renewal of its required insurance coverage then due and payable and such default shall continue for two (2) Business Days after Lessor’s notice thereof to Lessee, then Lessor may pay the Insurance Premiums for such insurance and Lessee shall be obligated to reimburse Lessor for the same, together with interest thereon at the Stipulated Rate from and including the later of the date such premiums were paid for by Lessor and the date that demand for repayment thereof is made by Lessor of Lessee to and excluding the date paid by Lessee.

(c)           Without limiting Lessor’s rights under Section 19.4(a), if Lessee shall have failed to comply with its obligations under Section 20.2(e) to provide Lessor with evidence of the payment of Covered Taxes prior to the date that the same are deemed delinquent by the appropriate Taxing Authorities, and such failure continues for more than two (2) Business Days after notice from Lessor, then Lessor may pay such Covered Taxes and Lessee shall be obligated to reimburse Lessor for the same, together with interest thereon at the Stipulated Rate from and including the later of the date such costs were paid for by Lessor and the date that demand for repayment thereof is made by Lessor of Lessee to and excluding the date paid by Lessee.

(d)           Amounts payable by Lessee under the above provisions of this Section 19.4 shall be Supplemental Rent. Lessor shall provide Lessee with prompt notice of Lessor’s taking any action pursuant to Section 19.4(a), (b) or (c).

SECTION 19.5.  Right of Lessee to Perform for Lessor.  If Lessor shall fail to perform or comply with any of its agreements contained herein and such failure shall continue for thirty (30) days after notice thereof from Lessee, then Lessee may, on five (5) Business Days’ prior notice to Lessor, perform or comply with such agreement, and Lessee shall not thereby be deemed to have waived any default caused by such failure, and the amount of payment required to be made by Lessor hereunder and made by Lessee on behalf of Lessor, and the reasonable out-of-pocket costs and expenses of Lessee (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Stipulated Rate from and including the later of the date such sums were expended by Lessee and the date that demand for payment thereof is made of Lessor to and excluding the date paid, shall be due and owing to Lessee on demand.  Without limiting the generality of the foregoing, if Lessor is obligated hereunder (including under Section 25.18) to execute or deliver to Lessee any document, agreement, instrument, pleading, application or other writing of any sort, and Lessor shall have failed to do so for ten (10) days after Lessee’s written request therefor, then, on five (5) Business Days’ notice to Lessor with specific reference to this Section 19.5, Lessee shall have the power and authority, as Lessor’s attorney-in-fact, to execute and deliver the same in the name and stead of Lessor, which power and authority are hereby irrevocably granted (pursuant to a grant coupled with an interest).

SECTION 19.6.  Lessor Reasonableness Resolved by Arbitration.  Lessee may submit to the Arbitration Procedure for resolution any dispute between Lessee and Lessor as to whether Lessor shall have unreasonably withheld, delayed or conditioned its consent or approval in an instance in which this Lease provides for Lessor to grant or withhold consent or approval in a reasonable manner.

SECTION 19.7.  No Punitive, Consequential or Indirect Damages.  No party shall be liable hereunder or in connection herewith for any punitive, consequential or indirect damages and any claim therefor is hereby waived.

SECTION 19.8.  Remedies Cumulative; No Waiver; Consents.  To the extent permitted by, and subject to the mandatory requirements of, Applicable Laws and Restrictions, each and every right, power and remedy specifically given to a party in this Lease or otherwise available to such party shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by such party, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  No delay or omission by a party in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the other party or to be an acquiescence therein.  A party’s consent to any request made by the other party shall not be deemed to constitute or preclude the necessity for obtaining such party’s consent, in the future, to all similar requests.  No express or implied waiver by a party of any default on the part of the other party shall in any way be, or be construed to be, a waiver of any future or subsequent default on the part of such other party.

SECTION 19.9.  Attorneys’ Fees.  In the event that either Lessor or Lessee fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including court costs, costs of arbitration and reasonable attorneys’ fees (subject to the final sentence of the definition of “Arbitration Procedure”).

SECTION 19.10.  Lessor Right to Request Escrows During Continuance of Event of Default.  During the continuance of an Event of Default, Lessee, on not less than ten (10) Business Days’ notice from Lessor, shall make deposits to a trust account at a Qualified Depositary on a monthly basis of 1/12th of the annual amount for which Lessee is obligated hereunder on account of Covered Taxes and premiums to purchase the insurance required under Article XII. For so long as Lessee makes such deposits, Lessor shall be responsible for applying the same to the payment of Covered Taxes and such insurance, and Lessee shall be relieved of its obligations hereunder in respect thereof.  Within ten (10) Business Days after an Event of Default shall no longer be continuing, Lessor shall cause such deposited amounts, less any portion thereof applied to the payment of Covered Taxes and insurance premiums in accordance with the foregoing, to be returned to Lessee.   As used herein, “Qualified Depositary” shall mean a national or state bank selected by Lessor and having a Standard and Poor’s long-term unsecured credit rating of not less than “A” by S&P and a short-term unsecured debt obligation or commercial paper rating of not less than “A-1” by S&P.

ARTICLE XX.

INDEMNITIES

SECTION 20.1.  General Indemnification.

(a)           Lessee agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless Lessor and Mortgagee, and their respective managers, members, partners, officers, employees and directors (collectively, “Indemnitees”) from and against any and all Claims that may be imposed on, incurred by or asserted against the Indemnitees, arising out of the operation, possession, use, maintenance, repair or alteration of the Property or this Lease prior to or during the Term, including any strict liability under Applicable Laws and Restrictions and including Environmental Laws or the breach of Lessee’s obligations hereunder; including Claims arising prior to or during the Term with respect to:

(i)            any injury to, or the death of, any Person or any damage to or loss of property,

(ii)           the use, nonuse, occupancy, construction, repair or rebuilding of the Property (or adjoining property, to the extent that any loss or damage to adjoining property arises from or out of the Property),

(iii)          the condition of the Property,

(iv)          violation by Lessee or any of its Affiliates or any assignee or sublessee of any provision of this Lease, or of Applicable Laws and Restrictions,

(v)           any contest by Lessee under Section 10.1, and

(vi)          the breach of any representation, warranty or covenant of Lessee in this Lease,

provided that Lessee shall not be required to indemnify any Indemnitee under this Section 20.1 for any of the following: (1) any Claim to the extent attributable to acts or events which occur after the later of (a) the expiration or earlier termination of the Term and (b) the date on which possession of the Property has been returned to Lessor, (2) any Claim to the extent resulting from the willful misconduct or gross negligence of any Indemnitee, its agents, employees or Affiliates, (3) any expense expressly provided under this Lease to be paid or borne by a party other than Lessee, (4) any Claim to the extent resulting from a transfer by any Indemnitee or any Affiliate of all or part of its direct or indirect interest in this Lease or the Property, (5) any Claim to the extent resulting from a material breach or violation by Lessor or its agents, employees or Affiliates of any of Lessor’s representations, warranties or covenants in this Lease or from a violation of Applicable Laws and Restrictions by any Indemnitee or its agents, employees or Affiliates not required to be complied with by Lessee hereunder, (6) any Claims in respect of Taxes (which shall be covered to the extent, but only to the extent, provided for in Section 20.2), (7) without limiting immediately preceding clause (6), any Claim in respect of any real estate mortgage investment conduit (REMIC)-related or grantor trust-related excise, income or other taxes, or (8) any Claim for losses to the extent based on the inability to invest in another transaction or use for any other purpose the funds invested in connection with the transactions contemplated hereby.  Lessee shall be entitled to credit against any payments due under this Section 20.1 any insurance recoveries or other reimbursements actually received by any Indemnitee in respect of the related Claim under or from insurance paid for by Lessee or assigned to Lessor by Lessee.

(b)           In case any Claim (including any threatened Claim) shall be made or brought against any Indemnitee, such Indemnitee shall give prompt notice thereof to Lessee. Lessee shall be entitled, at its expense, acting through counsel selected by Lessee, to participate in, and, to the extent that Lessee desires to and provided no Event of Default exists, assume and control the negotiation, litigation and/or settlement thereof; provided, no such settlement shall subject any Indemnitee to criminal liability or, without the prior consent of the Indemnitee, obligate the Indemnitee for the payment of any expense unless the same is being paid by Lessee.  Such Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing. If Lessee shall defend an Indemnitee in any such suit or proceeding, then Lessee shall not be obligated to reimburse such Indemnitee for the its attorneys’ fees or expenses incurred in connection with such suit or proceeding; provided that, if in the written opinion of counsel to such Indemnitee an actual or potential material conflict of interest exists such that such Indemnitee must be represented by separate counsel and such Indemnitee informs the Lessee that such Indemnitee desires to be represented by separate counsel, the reasonable fees and expenses of any such separate counsel shall be borne by Lessee; provided further, in no event shall Lessee be obligated to pay for more than one separate counsel for all Indemnitees.

(c)           Each Indemnitee shall at Lessee’s expense supply Lessee with such information and documents reasonably requested by Lessee and within such Indemnitee’s control in connection with any Claim for which Lessee may be required to indemnify such Indemnitee under this Section 20.1.  An Indemnitee shall not enter into any settlement or other compromise with respect to any Claim for which indemnification is required under this Section 20.1 without the prior written consent of Lessee. Lessee will not settle any Claim on a basis that (x) admits any criminal violation, gross negligence or willful misconduct on the part of an Indemnitee without such Indemnitee’s prior written consent, (y) creates a material risk of the sale, loss, or forfeiture of the Property or (z) impairs in any way the payment of Base Net Rent or Supplemental Rent or gives rise to the creation of any Lien with respect to the Property.

(d)           Upon final settlement and payment of any Claim by Lessee pursuant to this Section 20.1 to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute and deliver to Lessee such instruments of assignment and conveyance, evidence of claims and payment and other documents, instruments and agreements as may be necessary or appropriate to preserve any such claims and otherwise cooperate with Lessee and give such further assurances as are necessary or advisable to enable Lessee vigorously to pursue such claims.

(e)           Any amount payable to such Indemnitee pursuant to this Section 20.1 shall be paid within thirty (30) days after written demand therefor from such Indemnitee together with a written statement describing the basis for such indemnity, the computation of the amount so payable and such additional information as Lessee may reasonably request and which is reasonably available to such Indemnitee to substantiate properly the requested payment.

(f)            Notwithstanding anything to the contrary contained in this Lease, Lessee shall have no liability to any Indemnitee to the extent that such liability derives (directly or indirectly) from a contractual indemnity given by such Indemnitee to any other Person, other than a member, manager, partner, officer, director or employee of such Indemnitee, in such person’s capacity as such.

(g)           With respect to any Indemnitee not a party to this Lease, Lessee may require such Indemnitee to acknowledge the terms and conditions hereof agree in writing, in a form reasonably acceptable to Lessee, to the terms of this Section 20.1, before making any payment to such Indemnitee under this Section 20.1.

SECTION 20.2.  Taxes.

(a)           Lessee shall pay and be responsible for all Covered Taxes through the expiration of the Term before fines, interest or penalties are due thereon.

(b)           Lessor shall cooperate with Lessee so that all bills and notices relating to Covered Taxes from any Taxing Authority and any other correspondence from any Taxing Authority relating to such Covered Taxes are delivered by such Taxing Authority directly to Lessee at the address set forth in herein for the giving of notices to Lessee or such other address as Lessee shall advise Lessor from time to time.  Payment of Covered Taxes shall be made directly to the authority making such levy, and, if Covered Taxes may be paid in installments, Lessee may do so.  To the extent any Covered Taxes are due and payable for a taxable year during the Term, they shall be paid by Lessee; but to the extent such Covered Taxes are attributable to a period subsequent to the Term, then, unless Lessee acquires the Property, Lessor shall reimburse Lessee for such payment.  Covered Taxes attributable to the Property for the period after the termination of this Lease shall be the sole responsibility of Lessor.  Lessee shall prepare and file all tax reports required by governmental authorities which relate to the Covered Taxes (provided Lessor shall cooperate with Lessee at Lessee’s expense in connection therewith to the extent Lessee reasonably requires such cooperation).  Lessee shall have the exclusive right to control all administrative or judicial proceedings in connection with Covered Taxes, including any increase in the real property assessed value of the Property, at its sole discretion and at its own expense, and, subject to the last two (2) sentences of this Section 20.2(b), to settle or compromise the same in its sole discretion.  Lessor agrees to execute all necessary powers of attorney and otherwise authorize Lessee to take control of such proceedings, as required under Applicable Laws and Regulations.  Lessor may participate, as an observer only, at its own expense in any such administrative or judicial proceeding.  Lessee shall not compromise or settle the assessed value for the Property for any year after the expiration of the Term or compromise or settle Covered Taxes for any year after the expiration of the Term, in either case without the consent of Lessor, which consent may be given or withheld in Lessor’s discretion.  Notwithstanding anything to the contrary in this Lease, Lessee shall not be responsible for any payment of interest or penalties imposed by any taxing authority in connection with any Covered Taxes if such interest or penalties are imposed as a result of Lessor’s gross negligence, willful misconduct or failure to timely send any notice, assessment or bill to Lessee which is actually received by Lessor and not by Lessee, in which case Lessor shall be responsible for such interest and penalty amounts.

(c)           Prior to Lessee’s first payment to Lessor of Base Net Rent, Supplemental Rent or any other amount payable hereunder, and at any time thereafter upon Lessee’s reasonable request, Lessor shall furnish Lessee (i) either (a) a properly completed and executed Internal Revenue Service Form W-9 (or its successor form) showing the United States taxpayer identification number of Lessor and indicating that Lessor is a United States person within the meaning of Section 7701(a)(30) of the Code and not subject to backup withholding or (b) a properly completed and executed Internal Revenue Service Form W-8BEN or W-8ECI (or their respective successor forms) indicating that Lessor is exempt from non-resident withholding tax with respect to such payments or (c) if Lessor cannot properly execute any of Internal Revenue Forms W-9, W-8BEN or W-8ECI, any other applicable Internal Revenue Service Form  or Forms indicating that Lessor is exempt from non-resident withholding tax with respect to such payments and (ii) any other tax certification that Lessee may reasonably request, indicating that Lessor is exempt from backup withholding, non-resident withholding tax and any similar withholding tax under any state, local or foreign tax laws with respect to such payments with respect to which Lessee would have an obligation to withhold amounts absent such tax certification.  If Lessor fails or is unable to provide any of the forms Lessor is required to provide pursuant to this Section 20.2(b), Lessee may deduct from any amount of Base Net Rent or Supplemental Rent the amount of backup withholding or non-resident withholding that Lessee is required to withhold under Chapter 1, 3 and 24 of the Code and any similar provisions of state, local or foreign tax laws.

(d)           If Lessor or any Affiliate thereof shall receive a refund of, or receive a credit for (or would have received such a refund or credit but for a counterclaim or other claim not indemnified by Lessee hereunder (a “deemed refund or credit”)) all or any part of any Taxes paid, reimbursed or advanced by Lessee, Lessor shall pay to Lessee within thirty (30) days of such receipt (or, in the case of a deemed refund or credit, within thirty (30) days of the resolution of such contest), an amount equal to the amount of such refund or credit or deemed refund or credit, together with any interest actually received by Lessor.

(e)           Upon request, Lessee shall provide Lessor with such proof of payment of such Tax as is reasonably acceptable to Lessor.  Any amount payable to Lessor pursuant to this Section 20.2 shall be paid within thirty (30) days after receipt of a written demand therefor from Lessor accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date such Tax is due.  Any amount payable under this Section 20.2 shall constitute Supplemental Rent, and any amount payable to Lessor under this Section 20.2 that is not paid when due shall bear interest at the Stipulated Rate.

(f)            Lessor agrees to furnish to Lessee from time to time, at the written request and expense of Lessee, such duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any taxing authority in respect of any payments otherwise required to be made by Lessee, as the case may be, pursuant to this Lease, which reduction or exemption is available to Lessor.

(g)           If any report, return or statement (a “Filing”) is required to be filed with respect to any Covered Tax, Lessee shall as soon as practical notify Lessor of such requirements in writing and, if permitted by Applicable Laws and Restrictions to do so, Lessee shall timely file such Filing with respect to such Tax (except for any such Filing that Lessor has notified Lessee in writing that Lessor intends to file) and will (if ownership of the Property or any portion thereof is required to be shown on such Filing) show the ownership of the Property in the name of the Lessor and send a copy of such Filing (and proof of payment) to Lessor, provided that Lessor shall have furnished Lessee, at Lessee’s request in writing and expense, with such information, not within the control of (or otherwise reasonably available to) Lessee, as is in Lessor’s control or is reasonably available to Lessor and necessary to file such Filing.  If Lessee is not permitted by Applicable Laws and Restrictions to file any such Filing, Lessee will promptly notify Lessor of such requirement in writing and prepare and deliver to Lessor proposed form of such Filing, within a reasonable time, and in all events at least ten (10) days prior to the time such Filing is required to be filed, unless Lessor has notified Lessee that it reasonably requires such filing to be received before such time.  Lessee shall furnish such information as Lessor may reasonably require to comply with the requirements of any taxing jurisdiction.

ARTICLE XXI.

MERGER OF LESSEE

Lessee shall not consolidate with or merge into any other Person where Lessee is not the surviving Person, or sell, convey, transfer or lease all or substantially all its assets, unless the successor Person formed by such consolidation or into which Lessee shall be merged or the Person that shall acquire by sale, conveyance, transfer or lease all or substantially all the assets of Lessee shall assume in writing all of the obligations of Lessee hereunder and as of the effective date of such consolidation, merger, sale, conveyance, transfer or lease, no Event of Default arising from a failure to pay Base Net Rent or Supplemental Rent, and no other material Event of Default, shall have occurred and be continuing.  Upon any such consolidation or merger, or any sale, conveyance, transfer or lease of substantially all the assets of Lessee in accordance with this Article XXI, the successor Person formed by such consolidation or into which Lessee shall be merged or to which such sale, conveyance, transfer or lease shall be made shall succeed to, and be substituted for, and may exercise every right and power of, Lessee under this Lease.

ARTICLE XXII.

LESSEE FINANCIAL INFORMATION

During any period when Lessee is not listed on a nationally recognized public stock exchange with certified financial statements on file with the Securities and Exchange Commission, Lessee shall, within thirty (30) days after requested by Lessor from time to time (but not more often than quarterly), deliver to Lessor Lessee’s most recent financial statements in the form used by Lessee in the normal course of its business and prepared in accordance with generally accepted accounting principles (including, to the extent such items are available, balance sheets and income and loss statements for Lessee’s most recent full and partial fiscal year preceding such request), certified to be complete and accurate in all material respects by Lessee’s chief financial officer (or his or her authorized delegate) together with (for Lessee’s annual year-end financial statements)  an audit letter of an independent certified public accountant.

ARTICLE XXIII.

LESSOR’S COVENANTS AND AGREEMENTS

SECTION 23.1.  Discharge of Lessor Liens.  Lessor will not create, permit or suffer to exist at any time, and will at its own cost and expense promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens (other than any Mortgage in respect of which this Lease is senior or is subordinate pursuant to a Mortgagee Nondisturbance Agreement).

SECTION 23.2.  Special-Purpose Provisions.  Lessor shall perform and comply with each of the terms and conditions set forth in Schedule 23.2 (the “Special-Purpose Covenants”).

SECTION 23.3.  Restrictions on Transfer of Lessor’s Interests.

(a)           Lessor shall not assign, convey or otherwise transfer all or any part of the Lessor’s Interests, or (except as permitted under Section 23.3(d)) permit or suffer any direct or indirect transfer of interests in Lessor or this Lease or any other document relating to any of the foregoing, or interest therein, except as and to the extent permitted by, and in accordance with the terms and conditions of, Section 23.3(b).  Any transfer in violation of this Section 23.3 shall be void. As used herein, the issuance of new ownership interests (direct or indirect) in Lessor or any direct or indirect owner of Lessor or any lease or “sandwich” lease of the Property or any other transaction treated as a sale of the Property for United States federal income tax purposes shall be prohibited hereunder unless and except to the extent permitted in Section 23.3(d).

(b)           Permitted Transfers.  Subject to the terms of Section 23.3(d), the holder of any direct or indirect interest in Lessor may transfer all of such holder’s interests in Lessor and Lessor may transfer the Lessor’s Interests, this Lease and the other documents relating thereto, on the following terms and conditions (each of which shall be satisfied prior to the effective date of the transfer):

(i)            If such transfer is a transfer by Lessor of Lessor’s Interests,

(A)          Lessor shall have complied with Section 23.4, to the extent applicable;
(B)           the transferee must be a Person that will satisfy the Special-Purpose Covenants and as to which each of the representations and warranties set forth herein (the “Covenants and Obligations of Lessor”) shall be true with such modifications as may be appropriate to reflect the identity of the Lessor without any material adverse effect on Lessee (and the transferee shall make such representations and warranties to Lessee immediately prior to the effectiveness of the closing of such transfer);
(C)           the transferee shall enter into an agreement in form and substance reasonably satisfactory to Lessee assuming all of the transferor’s obligations under this Lease and, if such transfer is of the Remainder Interest, the transferor’s obligations under the Recognition Agreement); and
(D)          the transferee shall be a “United States person” as such term is defined in Section 7701(a)(30) of the Code and the applicable regulations thereunder and shall have delivered to Lessee completed and executed forms required under Section 20.2(b).

(ii)           no such transfer shall cause Lessor to be a CA Competitor or an Affiliate of a CA Competitor;

(iii)          such transfer shall be in compliance with Applicable Laws and Restrictions and shall not create a relationship which would violate Applicable Laws and Restrictions;

(iv)          subject to Section 23.3(f), the transferor shall have given at least fifteen (15) days’ prior notice (or, in the case of a Related Party Transfer (as defined below), ten (10) days’ prior notice) to Lessee of such transfer, which notice shall contain such information and evidence as shall be reasonably necessary to establish compliance with this Section 23.3 (including the name of the proposed transferee and each of its five percent (5%) (or greater) owners, and the date on which such transfer is proposed to become effective) and shall be accompanied by the proposed form of certificate and legal opinion required by Section 23.3(c)(ix) and the name and address of the transferee for notices;

(v)           (A) neither the transferee nor any Affiliate of the transferee shall be attempting a merger, acquisition or other takeover of Lessee which merger, acquisition or other takeover shall not have been approved by the Board of Directors of Lessee, (B) neither the transferee nor any Affiliate of the transferee shall be an adverse plaintiff or defendant in any then existing litigation that, if determined adversely to Lessee, would have a material adverse effect on Lessee’s financial condition, (C) neither transferee nor any person who owns a direct or indirect interest in or otherwise controls the transferee shall be (1) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, Executive Order or regulation, (2) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (3) a person either (x) included within the term “designated national”

as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (y) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders, (D) neither transferee nor any owner of a direct or indirect legal or beneficial interest in transferee is restricted or prohibited from acquiring Lessor’s Interests (either directly or indirectly) by any Governmental Authority, Executive Order of the President of the United States or any rule, regulation or other promulgation of any Governmental Authority, (E) the transferee may not consist of tenants-in-common, and (F) no officer, director, manager or person directly or indirectly controlling Transferee may be a convicted felon;

(vi)          the transferor shall pay all reasonable out-of-pocket expenses, disbursements and costs (including reasonable legal fees and expenses) incurred by Lessee in connection with such transfer, including all sales and transfer taxes and recording or filing fees; and

(vii)         the transferor and the transferee shall each have delivered to Lessee an Officer’s Certificate to the effect that the conditions to the proposed transfer prescribed by this Section 23.3 to be met by the transferor or the transferee, respectively, have been satisfied and the transferee shall have delivered to Lessee an opinion of the transferee’s counsel, in form and substance, reasonably satisfactory to Lessee, relating to the due authorization, execution and delivery and enforceability of the agreement described in 23.2(c)(vi).

(c)           Effect of Transfer.  From and after any transfer effected in accordance with this Section 23.3, the transferor shall be released from its liability hereunder in respect of obligations arising on or after the date of such transfer.  Upon any transfer by Lessor as above provided, any such transferee shall be deemed the “Lessor” for all purposes of such documents and each reference herein to Lessor shall thereafter be deemed a reference to such transferee for all purposes, except as provided in the preceding sentence.

(d)           The following shall not require compliance with Section 23.3(b) or 23.4:

(i)            Any bona fide Mortgage in favor of, and to secure indebtedness owing to, a third party not an Affiliate of Lessor; or

(ii)           Any bona fide pledge of,  or grant of a security interest in, the direct or indirect membership or other economic interests in Lessor in favor of, and to secure a loan owing to, a third party not an Affiliate of Lessor (“Mezzanine Financing”).

(e)           Sales, conveyances and other transfers of all or any portion of the direct and indirect interests in Lessor shall not require compliance with Section 23.4 if the same is any one of the following (but any subsequent sale, conveyance or other transfer shall still require such compliance unless the same is also exempted under any of the following):

(i)            A sale, conveyance or other transfer of all or any portion of the direct or indirect interests in any Multi-Asset Person or an issuance of new ownership interests (direct or indirect) in any Multi-Asset Person or any merger, consolidation or sale of all or substantially all of the assets of a Multi-Asset Person. As used herein, a “Multi-Asset Person” is a Person whose total consolidated assets (as reflected on its most current audited financial statements), at the time of the sale or issuance of the interests, are not less than the product of such Person’s percentage ownership interest in the Property multiplied by Two Billion Dollars ($2,000,000,000), which amount shall be increased by the same percentage increase in the Consumer Price Index from September, 2006; or

(ii)           A sale, conveyance or other transfer incident to a change in control of a Multi-Asset Person, or a sale of all or any material portion of a Multi-Asset Person’s assets or a substantial line of business; provided that the transferee is (x) the party acquiring control of such Multi-Asset Person (y) the acquirer of such assets or substantial line of business of such Multi-Asset Person or (z) the party acquiring such Multi-Asset Person in a reorganized form;

(iii)          A transfer in which no more than ten percent (10%) of the beneficial interests in Lessor are transferred, no current or future rights of control are granted in connection with such transfer, and subsequent to such transfer, the Person(s) controlling Lessor shall continue to control Lessor (a “Related Party Transfer”); provided that there shall have been no Related Party Transfer in the five-year period preceding such transfer;

(iv)          Any sale, conveyance or other transfer that does not result in a change in the beneficial ownership of the Property;

(v)           Any foreclosure, any conveyance or assignment in lieu of foreclosure, assertion of control or any other possessory or control remedy exercised by a bona fide third party lender in respect to the Property or with respect of the direct or indirect membership or other economic interests in Lessor (each a “Remedy Exercise”); or

(vi)          Any transfer of an indirect interest in Lessor that is (x) made for estate planning purposes or the result of a testamentary disposition and (y) to a spouse, child or sibling or a trust exclusively for the benefit of any of the foregoing, provided that such transfer complies with Section 23.3(b)(i)(D) and Section 23.3(b)(ii) through (vii).

(f)            Compliance with the provisions of Section 23.3(b)(iv) with respect to such Remedy Exercise shall be excused until five (5) Business Days after such Remedy Exercise.

SECTION 23.4.  First Offer in favor of Lessee.

(a)           Generally.  Prior to any sale, conveyance or other transfer of all or any portion of the Property or any direct or indirect, interest in Lessor, except as provided in Section 23.3(d) and (e) (each such sale, conveyance or other transfer, except as provided in Section 23.3(d) and (e), a “Subject Sale”), Lessor will offer the Property to Lessee in accordance with and subject to the terms and conditions set forth in this Section 23.4.  No Subject Sale shall be made other than in accordance with the terms and conditions of this Section 23.4 and any Subject Sale not in accordance with this Section 23.4 shall be void and of no effect.

(b)           Intentionally Omitted.

(c)           Proposed Sale Notice.

(i)            Prior to a Subject Sale, Lessor shall give written notice (the “Proposed Sale Notice”) to Lessee setting forth the price (the “Purchase Price”) and other material terms (collectively, the “Offer Terms”) on which Lessor proposes to sell the Property.  The Proposed Sale Notice shall provide that, at the closing of such proposed sale, the Purchase Price shall be an “all cash” purchase price (other than the Deposit which shall be paid as provided below), provided that the Offer Terms may require the assumption of Lessor’s Mortgage or assumption of the Mezzanine Financing as provided in clause (iv) below.  The Offer Terms shall not include any condition or impose any obligations on the purchaser that are not reasonably susceptible of performance by Lessee (assuming in all cases sufficient financial capability).

(ii)           Except to the extent the same would apply to any Third Party Purchaser (as defined below), Lessor may not send Lessee a Proposed Sale Notice, if the transfer to a Lessee Purchaser (as defined below) as contemplated by the Proposed Sale Notice would violate any material agreement to which the Lessor is bound or to which the Property is subject or where such transfer to, or ownership by, a Lessee Purchaser would constitute a default thereunder, result in an acceleration of an obligation thereunder or otherwise materially reduce the direct or indirect rights and remedies thereunder.

(iii)          Lessor shall, together with delivery of the Proposed Sale Notice to Lessee, set forth such due diligence procedures as Lessor in its discretion, subject to Section 23.4(d), elects to implement in connection with the proposed sale (the “Due Diligence Procedures”). The Due Diligence Procedures shall permit Lessee to make available to its attorneys, accountants and other representatives such information and materials as are provided to Lessee to assist it in its due diligence investigation.

(iv)          The Offer Terms shall not require the purchaser of the Property (i) to purchase any assets other than the Property, or (ii) to assume or take the Property subject to any liabilities other than the Permitted Liens

(excluding Lessor’s Liens, other than the Mortgage and the Mezzanine Financing, if so specified in the Offer Terms (which the purchaser shall either assume or repay in accordance with its terms so long as the Mortgage and the Mezzanine Financing shall not preclude Lessee’s assumption of the same in accordance with the terms thereof in a non-discriminatory manner in respect of Lessee or its designee in accordance with clause (v) below);

(v)           Lessee shall have thirty (30) days (the “Election Period”) after the delivery to Lessee of a Proposed Sale Notice meeting the requirements of this Section 23.4(c) to elect, at its sole option, to accept the offer pursuant to the Proposed Sale Notice and purchase, or have a designee (Lessee or such designee, as applicable, the “Lessee Purchaser”) purchase, the Property on the Offer Terms and in accordance with this Section 24.3. Such election shall be made, if at all, by giving written notice thereof (the “Exercise Notice”) to Lessor within the Election Period, together with a deposit equal to five percent (5%) of the Purchase Price (the “Deposit”) in lieu of the deposit, if any, specified in the Proposed Sale Notice, which shall be paid in immediately available federal funds wired to an account designated by an escrow agent, who shall be at the election of the Lessee (x) any reputable national title company selected by Lessee or (y) any other Person selected by Lessee and reasonably acceptable to Lessor (the “Escrow Agent”). The Deposit shall be held by Escrow Agent pursuant to a form of escrow agreement which shall be reasonably satisfactory in form and substance to Lessor and Lessee and agreed to and executed by the Escrow Agent on or prior to the expiration of the Election Period.

(vi)          If within the Election Period Lessee gives the Exercise Notice and delivers the Deposit in the amount and manner described in Section 23.4(c)(v), then such action shall create a contract (the “Lessor Purchase Agreement”) among Lessee Purchaser and Lessor pursuant to which the Lessee Purchaser irrevocably agrees to acquire, and Lessor irrevocably agrees to sell, the Property for the Purchase Price and on the other Offer Terms specified in the Proposed Sale Notice. The closing for such sale shall occur on the date which is sixty (60) days after the delivery to Lessor by Lessee of the Exercise Notice with each party having the right to adjourn the closing one or more times for up to thirty (30) days in the aggregate (time being of the essence with respect to both parties’ obligation to close no more than one hundred and twenty (120) days from the date of the Exercise Notice). In addition to the Purchase Price and other terms specified in the Proposed Sale Notice and to the extent not stated in the Offer Terms, the Lessor Purchase Agreement shall be deemed to include such other terms as are customary for comparable transactions (the “Other Terms”). The Lessee Purchaser and Lessor shall negotiate in good faith and memorialize in binding writing all of the Other Terms within thirty (30) days after the delivery by Lessor of an effective Exercise Notice.

(d)           Right to Qualified Sale following failure to exercise right to purchase. If within the Election Period Lessee fails to give the Exercise Notice or deliver the Deposit in the amount and manner described in Section 24.3(c)(v) or prior to the expiration of the Election Period, or Lessee notifies Lessor that it will not accept the offer pursuant to the Proposed Sale Notice, then Lessor shall have the right, at any time and from time to time during the one hundred eighty (180) day period (the “Initial Period”) commencing on the first day of the earlier of (i) the expiration of the Election Period or (ii) the date on which Lessee notifies Lessor that Lessee will not be accepting the offer pursuant to the Proposed Sale Notice, to enter into an agreement (a “Third Party Purchase Agreement”) to transfer the Property to a third party (a “Third Party Purchaser”) for a net effective sale price (taking into account the economic terms), and on other material terms, that are no less favorable to Lessor than the net effective sale price (taking into account the economic terms), and the other material terms, set forth in Lessor’s offer notice to Lessee. If Lessor grants the Third Party Purchaser due diligence rights in connection with such purchase, such purchase shall not qualify as a Qualified Sale under Section 23.4(e) below unless such due diligence investigation is conducted in accordance with procedures which are not materially more favorable than the Due Diligence Procedures. If such Third Party Purchaser owns an interest in the Property or a direct or indirect interest in Lessor, then such purchase shall not qualify as a Qualified Sale unless Due Diligence Procedures afforded Lessee an opportunity to review such minimal information and materials as a commercially reasonable seller of the Property would deliver to third party offeree of the Property. If Lessor enters into a Third Party Purchase Agreement in accordance with the requirements of this Section 23.4(d) during the Initial Period, Lessor shall have one hundred twenty (120) days from the execution and delivery of such Third Party Purchase Agreement (the “Third Party Closing Period”) to close the sale thereunder substantially in accordance with its terms.

(e)           Lessee’s failure to give the Exercise Notice and deliver the Deposit in the amount and manner described in Section 23.4(c)(v), or Lessee’s notification to Lessor, prior to the expiration of the Election Period, that it will not accept the offer pursuant to the Proposed Sale Notice, shall not affect Lessee’s rights under Section 23.4 except with respect to a Qualified Sale effected by Lessor in accordance with the requirements of Section 23.4(d) and otherwise such rights of Lessee shall continue in full force and effect if and when any Lessor elects to sell its interests in the Property.

(f)            Upon request by Lessee, parties to any sale, transfer or other conveyance in respect of the Property or interests in Lessor shall provide to Lessee such evidence as Lessee shall reasonably request to evidence that the same will constitute a Qualified Sale or a transaction not requiring compliance with Section 23.4 by reason of Section 23.3(d), including transfer tax returns, closing statements and copies of contracts of sale, all certified as being true, correct and complete by such parties.

(g)           Each party shall bear its own legal fees and expenses in connection with any transaction contemplated by this Section 23.4, and Lessor and Lessee shall each indemnify the other against any claims for fees and commissions claimed by any broker whose claim is based upon being retained by or otherwise having dealt with the indemnifying party.

SECTION 23.5.  Quiet Enjoyment.  Lessor represents, warrants and covenants to Lessee that, subject to the terms and conditions of this Lease, and provided no Event of Default shall have occurred and be continuing, Lessee shall not be disturbed in its possession of the Property by Lessor or any other party claiming by, through or under Lessor, and Lessee shall have the right to peaceably and quietly hold and use the Property during the Term free from any claim by Lessor or any Person claiming by, through or under Lessor.

SECTION 23.6.  Copies of Notices.  Promptly (and in any event within ten (10) Business Days) after a) Lessor’s receipt of any notice or b) Lessee’s receipt of any notice of violations, in each case from any Governmental Authority or third party with respect to the Property, including any notice under or in respect of any Applicable Laws and Restrictions, the party receiving such notice shall deliver a copy thereof to the other party.

SECTION 23.7.  Matters relating to Remainderman and Estate for Years Holder; Joinder.

(a)           Remainderman hereby subjects and subordinates the Remainder Interest and any other estate or interest which Remainderman may now or hereafter have in or with respect to the Property to Lessee’s rights and estate under this Lease, such that this Lease and such rights and estate extend to and encumber the fee simple estate in the Property and all such other present or future estate or interest of Remainderman.

(b)           As long as this Lease remains in full force and effect in accordance with its terms, Remainderman agrees that the estate and rights of Lessee hereunder shall not be disturbed, notwithstanding the diminution or termination of the Estate for Years.

(c)           The Owner of the Estate for Years and Remainderman each hereby irrevocably directs Lessee to pay all Rent to be paid to Lessor to or as directed by the Owner of the Estate for Years until the Estate for Years Expiration Date and thereafter (subject to any irrevocable direction previously given by the Owner of the Estate for Years) to or as directed by Remainderman.

(d)           If any dispute or uncertainty arises as to whether the Owner of the Estate for Years or Remainderman is entitled to any sum payable by Lessee hereunder, Lessee will be fully protected upon payment thereof jointly to or for the account of the Owner of the Estate for Years and Remainderman, or to a court of competent jurisdiction, until a final order of a court having jurisdiction of all of the parties orders otherwise.

(e)           Remainderman affirms and agrees that from and after the Effective Date it is subject to all of the covenants and restrictions imposed on Lessor under this Lease as fully and completely as if Remainderman were the sole Lessor.

(f)            Upon the Estate for Years Expiration Date, Remainderman shall become the sole Lessor (but the Owner of the Estate for Years shall not thereby be relieved of any obligation accruing prior to such time) and shall remain obligated to observe and perform all covenants and obligations of Lessor hereunder, such obligation shall be automatic and without the need of any further act or deed; provided, however, that notwithstanding that such obligation is automatic, Remainderman, upon the Estate for Years Expiration Date, will, promptly following request by Lessee, execute and deliver to Lessee a confirmation of such obligation.

(g)           Each of the Owner of the Estate for Years and Remainderman agrees that for any and all purposes under this Lease, whenever Lessor’s consent, approval or action is required under this Lease, such consent, approval or action shall be granted, denied or taken only by the Owner of the Estate for Years until the Estate for Years Expiration Date and thereafter only by Remainderman. Such consent, approval or action shall be deemed to have been given or taken on behalf of both the Owner of the Estate for Years and Remainderman as fully and completely as if both joined in such consent, approval or action. Remainderman grants to the Owner of the Estate for Years the sole and absolute authority to grant or withhold any such consent, approval or action and to take any such action on behalf of both the Owner of the Estate for Years and Remainderman, and further hereby grants to the Owner of the Estate for Years an irrevocable power of attorney, coupled with an interest, until the Estate for Years Expiration Date, to do or cause to be done all consent, approvals, actions or other manner of things required under this Lease to be done or performed by Lessor. Notwithstanding the foregoing, if any dispute or uncertainty arises as to whether Lessee is permitted to rely to a consent, approval or action given or taken by the Owner of the Estate for Years alone or Remainderman alone, Lessee will have the right to request joint consent, approval or action from the Owner of the Estate for Years and Remainderman or a final order of a court having jurisdiction of all of the parties.

(h)           No further estates for years, cotenancies or other interests may be created by Lessor or any estateholder thereof.

ARTICLE XXIV.
LESSOR’S FINANCING; SUBORDINATION

SECTION 24.1.  Lessor’s Mortgages and Lessee’s Nondisturbance.

(a)           Lessor shall have the right from time to time to enter into such Mortgages as Lessor shall elect in its sole discretion. This Lease is and shall be subject and subordinate to each and any Mortgage and to all advances under any Mortgage, and any restatements, renewals, increases, supplements, modifications, consolidations, spreaders, replacements, substitutions, or extensions of any Mortgage, whenever made; provided that such subordination shall be effective only if the applicable Mortgagee shall have entered into a subordination, non-disturbance and attornment agreement in favor of Lessee in the form of Exhibit D or in such other form as Lessee, Lessor and such Mortgagee may agree upon (a “Mortgagee Nondisturbance Agreement”).

(b)           If Lessor and each Mortgagee shall not execute and deliver a Mortgagee Nondisturbance Agreement, then as condition to the permissibility of the related Mortgage hereunder and the exercise by such Mortgagee of any rights accorded to a Mortgagee hereunder, such Mortgagee shall execute and deliver to Lessee a separate agreement containing the terms of Section 8 of Exhibit D hereto. Without limiting the effect of the immediately preceding sentence or Lessee’s rights if the same is violated, any provision hereof requiring approval or consent of, or notice to, a Mortgagee (including Section 25.11(c)) shall only be applicable if Lessor and Mortgagee shall have executed and delivered to Lessee a Mortgagee Nondisturbance Agreement or the agreement described above in this Section. All notices sent to Mortgagee at its address provided in said Mortgagee Nondisturbance Agreement or said separate agreement in the manner provided in Section 25.2 shall be deemed delivered in accordance with the terms of Section.25.2.

SECTION 24.2.  Attornment.  Lessee agrees that this Lease shall not be terminable by Lessee by reason of any foreclosure of a Mortgage, nor by reason of the institution of any suit, action, summary or other proceeding against Lessor or any foreclosure proceeding brought by a Mortgagee to recover possession of the Property by operation of law or otherwise and that the same shall not result in the cancellation or termination of this Lease by Lessee or of the obligations of Lessee hereunder. If at any time prior to the expiration of the Term, any Mortgagee comes into possession of the Property or a receiver shall be appointed for Lessor’s Interests, Lessee agrees, at the election and upon demand of any such Mortgagee in possession, to attorn, from time to time, to any such Mortgagee or any Person acquiring the interest of Lessor as a result of any such foreclosure of a Mortgage or the granting of a deed or assignment in lieu of foreclosure, upon the then executory terms and conditions of this Lease for the remainder of the Term. The provisions of this Section 24.2 shall inure to the benefit of any such successor Lessor, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of a Mortgage, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Lessee, however, upon demand of any such successor Lessor, shall execute, from time to time, instruments in confirmation of the forgoing provisions of this Section 24.2 reasonably satisfactory to any such successor Lessor and Lessee, acknowledging such attornment. Notwithstanding anything in this Section 24.2 to the contrary, the obligations of Lessee, and the rights of any Mortgagee or other Person, under this Section 24.2 shall be subject to the Mortgagee’s assumption (subject to the terms of any Mortgagee Nondisturbance Agreement in favor of Lessee from such Mortgagee) of the obligations of Lessor hereunder.

ARTICLE XXV.
MISCELLANEOUS

SECTION 25.1.  Binding Effect; Successors and Assigns.  The terms and provisions of this Lease, and the respective rights and obligations hereunder of Lessor and Lessee, shall be binding upon their respective successors, legal representatives and assigns (including, in the case of Lessor, any Person to whom Lessor may transfer the

Lessor’s Interests or any interest therein) and inure to the benefit of their respective permitted successors and assigns.

SECTION 25.2.  Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be in writing by United States mail, by nationally recognized courier service, by facsimile or by hand and any such notice shall become effective upon receipt or, if earlier, five (5) Business Days after being deposited in the mails, certified or registered with appropriate postage prepaid, one (1) Business Day after delivery to a nationally recognized courier service specifying overnight delivery, upon receipt if sent by facsimile (provided a copy is deposited in the mails, certified or registered with appropriate postage prepaid that same day) or delivered by hand, and shall be directed as follows:

If to Lessor:

c/o CRIC ASSET MANAGEMENT LLC
One Exeter Plaza, 11th Floor
Boston, Massachusetts 02116
Tel.: 617-303-4400
Fax: 617-303-4440

with a copy to:

Duane Morris LLP
380 Lexington Avenue
New York, New York 10168
Attention: Stewart J. Stern, Esq.
Tel.: 212-692-1070
Fax: 212-692-1020

If to Lessee:

CA, Inc.
One CA Plaza
Islandia, New York 11749
Attention: Lease Administration
Fax: (631) 342-6872

With a copy to:

CA, Inc.
One CA Plaza
Islandia, New York 11749
Attention: Legal – Real Estate Notice
Fax: (631) 342-4866

From time to time any party may designate a new address for purposes of notice hereunder by notice to the other party hereto.

SECTION 25.3.  Severability.  Any provision of this Lease that shall be unenforceable shall be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and each party shall remain liable to perform its obligations hereunder except to the extent of such unenforceability.

SECTION 25.4.  Amendment; Complete Agreements.  This Lease may not be terminated orally, and the terms hereof may not be amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought. This Lease is intended by the parties as a final expression of their agreement in respect of the subject matter hereof and as a complete and exclusive statement of such terms, all negotiations, considerations and representations between the parties having been incorporated herein.

SECTION 25.5.  Business Day.  If any provision of this Lease would result in a party’s performance of an obligation on a day that is not a Business Day, then such performance shall instead be due on the immediately following Business Day, with the same force and effect as though made on the date otherwise required hereunder.

SECTION 25.6.  Headings.  The Table of Contents and headings of the various Articles and Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

SECTION 25.7.  Counterparts.  This Lease may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 25.8.  Governing Law.  This Lease shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

SECTION 25.9.  Apportionments.  Upon any termination of this Lease (other than a termination resulting in a conveyance of Lessor’s Interests to Lessee), except as otherwise set forth herein, there shall be apportioned, as of the date of such termination, all rents (including water or sewer rents), real estate taxes, municipal assessments, utilities and other similar charges payable with respect to the Property. Upon termination of this Lease resulting in the conveyance of Lessor’s Interests to Lessee, there shall be no such apportionment, all of the foregoing due and payable with respect to the Property prior to termination being paid by Lessee hereunder and all due after such time shall be paid by Lessee as the then owner of the Property.

SECTION 25.10.  Estoppel Certificates.  Each party agrees that at any time and from time to time during the Term, it will promptly, but in no event later than ten (10) Business Days after request by the other party, execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or Mortgagee or other third party reasonably designated by such other party, a certificate stating:

(a)           that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements);

(b)           the date to which Base Net Rent has been paid;

(c)           whether or not there is any existing default by Lessee in the payment of Base Net Rent;

(d)           (i) if requested of Lessor, whether or not, to the knowledge of the individual executing the same, after reasonable inquiry, there is any existing default by Lessee in the payment of any other sum of money due by Lessee hereunder, and (ii) if requested of Lessee, whether or not there is any existing default by Lessee in the payment of any other sum of money due by Lessee hereunder,

(e)           whether or not, to the knowledge of the individual executing the same, after reasonable inquiry, there is any other existing default by either party with respect to which a notice of default has been served, and, if there is any such default, specifying the nature and extent thereof;

(f)            whether or not, to the knowledge of the individual executing the same, after reasonable inquiry, there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate; and

(g)           other items or information that may be reasonably requested.

Such certificate may be relied upon by such purchaser, assignee, Mortgagee or other third party as shall have been designated in accordance with the foregoing provisions of this Section 25.10.

SECTION 25.11.  Granting of Easements.

(a)           Provided no Event of Default has occurred and is continuing, Lessor will join with Lessee from time to time at the request of Lessee (and at Lessee’s sole cost and expense) to (i) subject to the terms of Article XIV, (x) sell, assign, convey or otherwise transfer an interest in the Property to any Person legally empowered to take such interest under the power of eminent domain and (y) dedicate or transfer unimproved portions of the Property for road, highway or other public purposes, (ii) grant easements, licenses, rights of way and other rights and privileges in the nature of easements, (iii) release existing easements and appurtenances which benefit the Property, (iv) execute petitions to have the Property annexed to any municipal corporation or utility district, (v) execute amendments to any covenants and restrictions affecting the Property and (vi) execute and deliver any instrument, in form and substance reasonably acceptable to Lessor, necessary or appropriate to make or confirm such grants, releases or other actions described above in this Section 25.11 to any Person; provided that Lessor shall have received a certificate of an authorized officer of Lessee stating that such grant or release, or such dedication, transfer or amendment, as the case may be, set forth in clause (i) through (vi) does not impair (other than to an immaterial extent) the usefulness of the Property for the purposes for which the Property is then generally being used and does not impair (other than to an immaterial extent) the fair market value of the Property. Any dispute under this Section 25.11 shall be resolved by the Arbitration Procedure.

(b)           Without limiting the generality of Section 25.11(a), Lessor (at Lessee’s expense) agrees to execute and deliver at Lessee’s request and to allow Lessee to record in the applicable land records, such purchase agreements, instruments, resolutions and other documents as Lessee or Lessor may reasonably request to effect (i) the conveyance to LIPA of an easement interest in respect of the Current LIPA Area, (ii) any conveyance by LIPA to Lessor of a fee or other interest in respect of the Former LIPA Area, (iii) any conveyance of a fee, easement and/or rights in respect of the Pump Station Area, including rights to maintain, repair and replace underground pipes, conduits and the like on the Property outside of the Pump Station Area running between the Pump Station Area and the outer boundaries of the Land, which pipes, conduits and the like would service the Property and/or other properties, and including necessary or appropriate rights of access and egress in connection with the foregoing, and/or (iv) the implementation of the road abandonment plan shown depicted in Exhibit E hereto, and Lessor hereby agrees that it will execute and deliver such agreements, instruments and other documents, including resolutions or other evidence of authority, as may be necessary or appropriate to effectuate the conveyances contemplated in this Section 25.11(b) if the conditions contained in Section 25.11(c) are met. In furtherance of the foregoing, the term “Property” as used herein shall be subject to modification to include any right, title and interest acquired by Lessor in respect of the Former LIPA Area, and exclude any right, title and interest conveyed by Lessor in respect of the Current LIPA Area and/or the Pump Station Area or surrounding areas as described in the immediately preceding sentence, and the parties will execute and record a confirmatory amendment of this Lease, to reflect any such inclusion and/or exclusion.

(c)           Provided no Event of Default has occurred and is continuing hereunder, each Mortgagee shall consent to, and shall execute and deliver such agreements, instruments and other documents as Lessee may request and as shall be reasonably necessary or appropriate to effectuate, the conveyances and other actions set forth in clauses (i) through (iv) of Section 25.11(b), including a instrument releasing or subordinating, respectively, its Mortgage to any fee estate or easement granted in the manner contemplated in Section 25.11(b)(i) and/or Section 25.11(b)(iii), provided that:

(i)            With respect to any conveyance described in Section 25.11(b)(ii), to the extent that any consideration is required to be paid or given by Lessor to LIPA in consideration for such conveyance (in addition to the conveyance described in Section 25.11(b)(i)) and/or obligations (other than ministerial obligations such the execution and delivery of documents) to be performed or liabilities to be assumed by Lessor in connection therewith, then, as a condition to Mortgagee’s consent (and Lessor’s execution and delivery of the instruments contemplated in Section 25.11 in connection with the conveyance described in Section 25.11(b)(ii)), Lessee shall (as applicable) pay such consideration and/or agree with Lessor to perform such obligations and/or indemnify Lessor against such liabilities in accordance with and subject to terms and conditions set forth in Section 20.1;

(ii)           With respect to any conveyance described in Section 25.11(b)(ii),

(A)          (i) Lessee shall duly execute deliver and record a subordination, non-disturbance and attornment agreement substantially similar to the Mortgagee Nondisturbance Agreement attached as Exhibit D to this Lease modified to reflect the new description of the Property (which Mortgagee shall execute in counterpart and deliver to Lessee), and (ii) Lessee shall deliver a bargain and sale deed from LIPA the then-owner of the Former LIPA Area with a covenant against grantor’s act, subject only to the Permitted Liens and such other matters as do not adversely affect the value or use of the balance of the Property.
(B)           Lessee shall deliver to Lessor for its review the proposed purchase and sale agreement between Lessor and LIPA not less than ten (10) days before Lessor is requested to sign such agreement, and subsequent drafts as the same are prepared, which agreement (subject to the other provisions hereof) shall be reasonably acceptable to Lessor;
(C)           Lessee shall obtain for Lessor an owner’s title insurance policy on the then-current ALTA form from Chicago Title Insurance Company insuring Lessor that title to the Former LIPA Area is vested in Lessor free of any Liens (other than as described in (A) above, and insuring that no gores or strips separate the Former LIPA Area from the balance of Property, provided that the same can be purchased at reasonable cost (it being agreed that a premium for such policy and endorsement of up to $2,000 based on a purchase price for the Former LIPA Area of $350,000 is reasonable).

(iii)          With respect to any conveyance described in Section 25.11(b)(iii),

(A)          Lessee shall deliver to Lessor and Mortgagee reasonable evidence that the balance of the Property remaining after such conveyance (the “Remaining Parcel”) shall remain as one or more separate, legally subdivided parcels, comply with applicable zoning ordinances, parking requirements and other Applicable Laws and Restrictions and have available to it all utility services reasonably necessary or convenient to the use and operation thereof (taking into account services available to it from the Pump Station Area) (it being agreed, without limitation, that a PZR report shall be sufficient for these purposes); and that no portion of the Remaining Parcel shall for any purpose whatsoever be part of a tax lot with all or as part of any of the Pump Station Area being released; and
(B)           Lessee shall deliver to Mortgagee an ALTA form of Partial Release of Mortgaged Premises Endorsement, provided that the same can be purchased at reasonable cost (it being agreed that a premium for such endorsement of up to $300 is reasonable).

(iv)          With respect to a conveyance described in Section 25.11(b)(ii) or 25.11(b)(iii), following each such conveyance Lessee shall deliver to Mortgagee a metes and bounds legal description and an updated survey of the Remaining Parcel meeting then current ALTA/ASCM standards showing the same detail as the survey delivered in connection with the closing of the sale of the Property to the Lessor named herein; and

(v)           Lessee shall pay as Supplemental Rent to Lessor on demand all reasonable out-of-pocket costs and expenses of Lessor and Mortgagee (including reasonable attorneys’ fees and disbursements) in reviewing, executing, recording or obtaining any of the items described in this Section 25.11(b), or any other any materials or instruments pursuant to this Section 25.11(b), provided that any specific, more limiting provision of Section 25.11(b) above shall govern over the general provisions of this clause (v).

SECTION 25.12.  No Joint Venture.  Any intention to create a joint venture or partnership relation between Lessor and Lessee is hereby expressly disclaimed.

SECTION 25.13.  No Merger.  There shall be no merger of this Lease or of the leasehold estate created hereby with the fee or any other estate or interest or ownership interest in the Property or any part thereof by reason of the fact that the same Person may acquire or own or hold, directly or indirectly, two or more of such estates or any part thereof.

SECTION 25.14.  Lessor Bankruptcy.  The parties agree that if Lessee elects to remain in possession of the Property after the rejection of this Lease by Lessor under Section 365(h) of the Bankruptcy Code all of the terms and provisions of this Lease shall be effective during such period of possession by Lessee, including the Renewal Terms even if Lessor becomes subject to a case or proceeding under the Bankruptcy Code prior to the commencement of any such Renewal Term or the time for the exercise of any such rights.

SECTION 25.15.  Expenses; Reimbursements and Requirements for Requesting Same.  Each party will pay its own expenses in connection with negotiating and entering into this Lease, including its own legal fees and expenses. Whenever this Lease provides for the reimbursement by Lessee of fees, costs and expenses of Lessor or any other party, then such reimbursement obligation shall be limited to reasonable actual, out-of pocket third-party costs and expenses and any request for reimbursement, for it to be effective, must be accompanied with reasonable third-party documentation as to the basis of the expenditure for which such reimbursement is requested.

SECTION 25.16.  Further Assurances.  Each of Lessor and Lessee, at the cost and expense of the requesting party, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as any of the others reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Lease.

SECTION 25.17.  Holdover.  If Lessee shall continue to occupy the Property after the expiration or earlier termination of this Lease, then for a period of not greater than one hundred and eighty (180) days, Lessee shall be deemed to be a holdover on a month-to-month basis and the Base Net Rent shall be one hundred fifty percent (150%) of the Base Net Rent in effect immediately prior to the holdover period and such Base Net Rent payment shall be in lieu of any other damages or payments that may be owed to Lessor by reason of Lessee’s holdover. This Section 25.17 does not amount to a waiver of Lessor’s right of re-entry or any other right granted under Article XIX and shall not derogate from any of Lessee’s obligations hereunder in respect of the surrender of the Property or otherwise.

SECTION 25.18.  Non-recourse.  Lessee shall look only to Lessor’s estate in the Property for the satisfaction of Lessee’s remedies if there is a default by Lessor hereunder, and no other property or assets of Lessor or its partners, owners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Lessee’s remedies hereunder.

SECTION 25.19.  Survival.  In the event of the termination of this Lease as herein provided, the obligations and liabilities of Lessor and Lessee, as the case may be, actual or contingent, under this Lease which arose at or prior to such termination shall survive such termination.

SECTION 25.20.  Waiver of Jury Trial.  Lessor and Lessee each hereby voluntarily and knowingly waives and relinquishes its right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor with Lessee, or Lessee’s use or occupancy of the Property, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Lessee and Lessor have executed this Lease as of the date first above written.

LESSEE:

CA, INC., a Delaware corporation

By:	/s/ Bryan Urquhart
Bryan Urquhart
SVP- Finance and Administration

LESSOR:

ISLANDIA OPERATORS LLC, a Delaware
limited liability company

By:	/s/ Francesco Piovanetti
Francesco Piovanetti
Vice President

ISLAND HEADQUARTERS OPERATORS
LLC, a Delaware limited liability company

By:	/s/ Francesco Piovanetti
Francesco Piovanetti
Vice President

APPENDIX A

In this Lease, unless the context otherwise requires:

(a)           any term defined below by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

(b)           words importing the singular include the plural and vice versa;

(c)           words importing a gender include any gender;

(d)           a reference to a part, clause, party, section, article, exhibit or schedule is a reference to a part and clause of, and a party, section, article, exhibit and schedule to, this Lease;

(e)           a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

(f)            a reference to a document includes an amendment or supplement to, or replacement or novation of, that document;

(g)           a reference to a party to a document includes that party’s successors and assigns, provided that the foregoing shall not be construed as permitting a transfer or assignment otherwise prohibited under the terms of this Lease;

(h)           if a provision hereof states that a party may not unreasonably withhold its consent or approval hereunder, then such party may also not unreasonably condition or delay such consent or approval; and

(i)            the words “including” and “includes,” and words of similar import, shall be deemed to be followed by the phrase “without limitation”;

(j)            the words “hereof” and “hereunder,” and words of similar import, shall be deemed to refer to this Lease as a whole and not to the specific section or provision where such word appears;

(k)           neither party (or its counsel) shall be deemed to have been the drafter of this Lease, such that it shall not be construed against any party as the drafter thereof; and

(l)            a reference to the “Property” shall be deemed to be followed by the phrase “or a portion thereof.”

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person and shall include, if such Person is an individual, members of the Family of such Person and trusts for the benefit of such individual or Family members. Without limiting the foregoing, a limited partnership the limited partners of which are trusts for the benefit of Family members of a Person and the general partners of which are beneficiaries or Family members of the beneficiaries of such trusts or corporations or partnerships owned by any of the foregoing shall be an Affiliate of such trusts.

“Alterations” shall mean, with respect to the Property, alterations, additions, improvements, modifications and additions to the Property.

“Annual Base Net Rent” shall have the meaning given in Article III.

“Applicable Laws and Restrictions” shall mean

(1)           all existing and future applicable laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi judicial tribunal or agency of competent jurisdiction (including Environmental Laws and other laws pertaining to health, safety or the environment and those pertaining to the construction, use or occupancy of the Property);

(2)           the requirements of all easements, covenants, conditions and restrictions which now or (provided Lessee and Lessor consent thereto) hereafter affect or encumber the Property; and

(3)           the requirements of public liability, fire and other policies of insurance at any time in force with respect to the Property which are purchased by Lessee at such time as Lessee is not self-insuring.

“Appraisal Procedure” shall mean the following procedure using standard appraisal practices, for determining Fair Market Rental Value or any other amount which may, pursuant to any provision of this Lease, be determined by the Appraisal Procedure: the parties shall first attempt jointly to select a qualified MAI to make such determination. If such joint selection is not agreed upon in writing within ten (10) Business Days after the request of either party to do so, then each party shall select one qualified MAI, provided that if either party shall fail to choose an MAI within ten (10) Business Days after notice from the other party of the selection of its MAI, then the appraisal by such appointed MAI shall be binding on the parties. If the two MAIs cannot agree within twenty (20) days after both shall have been appointed, then a third MAI shall be selected by the two MAIs or, failing agreement as to such third MAI within thirty (30) days after both shall have been appointed, by the American Arbitration Association. The decisions of the three MAIs shall be given within twenty (20) days of the appointment of the third MAI and the decision of the MAI most different from the average of the other two shall be discarded and such average shall be binding on the

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parties; provided that if the highest appraisal and the lowest appraisal are equidistant from the third appraisal, the third appraisal shall be binding on the parties. The fees and expenses of all MAIs shall be split among Lessor and Lessee.

“Arbitration Procedure” shall mean arbitration in the County of Suffolk, New York in accordance with the following provisions, and shall be employed only in those instances in which this Lease expressly so provides elsewhere in this Lease. Within ten (10) Business Days next following the giving of any notice by a party to the other stating that it wishes the dispute between the parties to be so determined, Lessor and Lessee shall each give notice to each other setting forth the name and address of an arbitrator designated by the party giving notice. If either party shall fail to give notice of such designation within said ten (10) Business Days, then the arbitrator chosen by the other side shall make the determination alone. The two arbitrators shall designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five (5) Business Days after the designation of the second arbitrator, then either party may apply to any court having jurisdiction, requesting the designation of such arbitrator. All arbitrators shall be persons who shall have had at least ten (10) years’ experience arbitrating or mediating disputes relating to New York office leases or who shall otherwise be approved by the parties, and shall not be financially or contractually related to Lessor or Lessee (or any Mortgagee) at the time of appointment or at any time within the preceding ten (10) years. The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and give notice to Lessor and Lessee; the concurrence of any two of said arbitrators shall be binding upon Lessor and Lessee. The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions. The determination in any such arbitration shall be final and binding upon Lessor and Lessee and enforceable in any court of competent jurisdiction. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration hereunder, including the expenses and fees of any arbitrator selected by it in accordance with provisions hereof, and the parties shall share all other expenses and fees of any such arbitration, provided that the foregoing shall not prohibit the arbitrators from determining that the prevailing party shall be entitled to recover all costs and expenses from the non-prevailing party to the extent permitted by this Lease.

 “Authorized Officer” shall mean with respect to Lessor if Lessor is not an individual, any officer of Lessor, any trustee of Lessor (if a trust) or any general partner, manager or joint venturer of Lessor (if a partnership, limited liability company or joint venture) who shall be duly authorized to execute this Lease.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Base Net Rent” shall mean, for the Initial Term, the rent payable pursuant to Section 3.1 and, for any Renewal Term, the rent payable pursuant to Article V.

“Board of Directors”, with respect to a corporation, shall mean either the Board of Directors or any duly authorized committee of that Board which pursuant to the by laws of such corporation has the same authority as that Board as to the matter at issue.

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“Buildings” shall mean the Main Buildings and any other structures now or hereafter existing during the Term.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in the City of New York, State of New York are authorized or obligated by law, government decree or executive order to be closed or (iii) a day observed as a holiday by the State of New York or the Federal government.

“Casualty” shall mean a fire, casualty or other (actual or constructive) loss affecting all or any portion of the Property.

“Claims” shall mean liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including reasonable, actually incurred legal fees and expenses and costs of investigation) of any kind and nature whatsoever.

“Code” shall mean the Internal Revenue Code of 1986.

“CA Competitor” shall mean a Person (or an Affiliate of a Person) that engages primarily in the development and/or licensing of computer software applications.

“Condemnation” shall mean any condemnation, requisition or other taking or sale of the use, occupancy or title to the Property or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise (including by reason of the application of Applicable Laws and Regulations or any transfer in lieu of or in anticipation thereof.

“Consumer Price Index” shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for “Urban Consumers” for the “N.Y.-Northern N.J.-Long Island, NY-NJ-CT” area in the table entitled “Consumer Price Index-Cities”, or any successor index thereto, “All-Item Figures” (1982-84=100) for the month and year in question. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination to be made pursuant to any provision of this Lease shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if not so published, then with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if no so published, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information, or if a conversion factor, formula or table is unavailable, Lessor or Lessee shall agree on another method to adjust the Consumer Price Index, or any successor thereto, to the figure that would have been arrived at had the manner of computing the Consumer Price Index in effect on the date of this Lease not been altered..

“Control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person,

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shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.

“Covenants and Obligations of Lessor” shall have the meaning as specified in Section 23.3(b)(ii).

“Covered Taxes” means, collectively, real estate, ad valorem taxes or other taxes in the nature of property taxes, sales taxes, gross receipts taxes, business license taxes, use taxes and similar taxes (including rent taxes, intangible taxes and excise taxes) and charges and assessments on the Property (including all charges and assessments for public improvements or benefits for the Property or the area in which they are located, whether or not such improvements are commenced or completed within the Term), including all fines, interest and penalties thereon (except as provided in Section 20.2(b)), which at any time prior to, during or with respect to the Term may be levied, assessed or imposed by any federal, state or local authority or any other Person upon or with respect to (a) the Property or any part thereof; (b) the construction, leasing, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, activity conducted on, delivery, insuring, use, operation or improvement of the Property or any part thereof by Lessee; or (c) the Rent. Nothing contained in this Lease, however, shall be construed to require Lessee to pay, assume liability for, or indemnify, protect, defend or hold harmless with respect to, and the term “Covered Taxes” shall not mean or include: (i) any income or franchise tax, or taxes on doing business, taxes on the privilege to do business, capital or net worth taxes, capital stock taxes, license or mercantile license or similar taxes based on or measured by net income or taxes in lieu thereof imposed by the United States or by a state, county or city in which Lessor is doing business or in which the Property is located, unless such tax is imposed upon Lessor or the rents or income from the Property in substitution for any of the items included above in this definition of “Covered Taxes”, in which case this tax shall be calculated for this purpose as if the Property for which such tax is imposed was the only property of Lessor and as if the income therefrom was the only income of Lessor; or (ii) any transfer tax or other similar tax imposed with respect to the sale, exchange or other disposition of the Property or any interest therein by Lessor or the proceeds thereof.

“Current LIPA Area” shall mean the areas shown on Schedule 25.11(b) as “CA TO GRANT TITLE TO LIPA.”

“deemed refund or credit” shall have the meaning as specified in Section 20.2(d).

“Deposit” shall have the meaning as specified in section 23.4(c)(v).

“Disbursing Agent” shall have the meaning specified in Section 14.4(b)(i).

5

“Dollar” or “$” shall mean the lawful currency of the United States of America.

“Due Diligence Procedures” shall have the meaning as specified in Section 23.4(c)(iii).

“Effective Date” shall mean August 15, 2006.

“Election Period” shall have the meaning as specified in Section 23.4(c)(v).

“Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. §§ 6901 6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801 1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning Hazardous Materials or the investigation, clean up or other remediation of the Property, as any of the foregoing are from time to time amended, supplemented or supplanted.

“Estate for Years” shall mean an estate for years in the Property, granted pursuant to deed by Lessee to Island Headquarters Operators LLC, dated as of the Effective Date, commencing on the Effective Date and expiring on the day immediately prededing the twenty seventh (27th) anniversary of the Effective Date, unless sooner terminated by operation of law or otherwise (the “Estate for Years Expiration Date”).

“Estate for Years Expiration Date” shall have the meaning given such term in the definition of Estate for Years.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Event of Default” shall have the meaning given in Section 19.1.

“Event of Loss” shall mean.

(1)           a Casualty where it is reasonably likely to take longer than one (1) year from the Casualty to restore the Property to substantially the same dimensions and utility as existed immediately prior to the Casualty, or where, as a result of Applicable Laws and Regulations, the Property cannot be restored to substantially the same dimensions and utility as existed immediately prior to the Casualty;

6

(2)           a Condemnation of 50% or more of the usable square footage of office space in the Improvements;

(3)           a Condemnation of a portion of the Property such that the remaining portion thereof is uneconomic or impractical for Lessee’s continued use (including any instance in which a material number of parking spaces are eliminated), or

(4)           a Condemnation whereby Applicable Laws and Restrictions prohibit occupancy or use.

“Exercise Notice” shall have the meaning as specified in Section 23.4(c)(v).

“Fair Market Rental Value” shall have the meaning as specified in Section 5.4(a).

“Filing” shall have the meaning as specified in Section 20.2(h).

“Family” shall mean, as to any Person, such Person’s grandparents, all lineal descendants of such Person’s grandparents, Persons adopted by, or stepchildren of, any such grandparent or descendant and Persons currently married to, or who are widows or widowers of, any such grandparent, descendant, adoptee or stepchild.

“Final Payment Date” shall have the meaning as specified in Section 19.2(c).

“First Renewal Term” shall have the meaning specified in Section 5.1.

“Former LIPA Area” shall mean the areas shown on Schedule 25.11(b) as “LIPA TO GRANT TITLE TO CA.”

“Governmental Authority” shall mean any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi governmental authority.

“Hazardous Material” shall mean any substance, waste or material which is toxic (including Toxic Mold, except that Lessee’s remediation obligations in respect of Toxic Mold shall be as set forth in the last sentence of Section 11.1), explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, its derivatives, by products and other hydrocarbons and friable asbestos and is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States, the State of New York or any political subdivision thereof.

“Improvements” shall mean the Buildings and all fixtures attached to or located in, or in the future located in, on or under the Buildings and other structures situated on the Land, now or hereafter located on the Land, including the roads, parking lots and structures, access ways, sidewalks, recreational areas, vehicle control facilities,

7

landscaping, utility and service systems used or procured for use in connection with the operation and maintenance of the Property and Conveyed Equipment, excepting, however, any Retained Fixtures and all tangible and intangible personal property, including all intellectual property whether owned or leased by Lessee or third parties, all software object and source code, all trade fixtures, furniture and furnishings (including computers, servers, inventory and tools) and, unless specified as included within the Conveyed Equipment, all equipment in any way related to the use, occupancy, repair or maintenance of the Property or any component thereof.

“Initial Term” shall mean the period commencing on the Effective Date and ending at 11:59 p.m. on the day immediately preceding the fifteenth (15th) anniversary of the Effective Date.

“Land” shall mean the land described in Exhibit A.

“Lessee” shall mean CA, Inc., a Delaware corporation.

“Lessee Purchaser” shall have the meaning as specified in Section 23.4(c)(v).

“Lessee’s Broker” shall have the meaning as specified in Article XVII.

“Lessor” shall mean collectively, the Owner of the Estate for Years and Remainderman.

“Lessor Liens” shall mean Liens on or against the Property or this Lease or any payment of Rent (a) which result from any act of, or any Claim against, Lessor, any owner of a direct or indirect interest in Lessor or any trustee of Lessor, unrelated to its interest in the Property, or which result from any violation by Lessor of any of the terms of this Lease not caused by a default of Lessee under this Lease or (b) which result from Liens in favor of any taxing authority by reason of any Tax owed by Lessor, any owner of a direct or indirect interest in Lessor or any trustee of Lessor, except that Lessor Liens shall not include any Lien resulting from any Covered Tax until such time as Lessee shall have already paid to Lessor such Covered Tax or (c) which result from any amounts owed by Lessor but which are not indemnifiable by Lessee pursuant to this Lease. For the avoidance of doubt, any Mortgage is a Lessor Lien.

“Lessor’s Interests” shall mean (1) the Estate for Years and the Owner of the Estate for Years’ other rights and interests in and to the Property and this Lease, and (2) the Remainder Interest and the Remainderman’s other rights and interests in and to the Property and this Lease, as applicable.

“Lessor Nondisturbance Agreement” has the meaning given such term in Section 16.3.

“Lien” shall mean any lien, mortgage, deed of trust, encumbrance, pledge, charge, security interest of any kind (including any thereof arising under any conditional sale or other title retention agreement) lease, easement, servitude, right of others or other

8

matters of any sort affecting the title or current or future rights to ownership, possession or use.

“LIPA” shall mean the Long Island Power Authority, and its successors and assigns.

“MAI” shall mean a certified member of The Appraisal Institute or any successor organization, who shall have at least ten years’ experience in appraising commercial properties in the tri-state (Connecticut, New York and New Jersey) area, and a disinterested third party unrelated to Lessor (and Mortgagee) and Lessee.

“Main Buildings” are the following buildings on the Property, each of which is shown on Exhibit B: (1) the six-story central office tower (the “Central Tower”), (2) the two-story atrium building (the “Atrium Building”), (3) the two-story annex (the “Annex”) and (4) solely for purposes of Article IX, the two (2) three-story parking garages.

“Mezzanine Financing” shall have the meaning given such term in Section 23.3(d).

“Minimum Rating” shall mean, with respect to a specified Person, that the senior, long-term unsecured debt of such Person is rated “BBB-” (or higher) by Standard & Poor’s Ratings Group and “Ba1” (or higher) by Moody’s Investors Service, Inc (or their respective successors).

“Mortgage” shall mean a mortgage lien on Lessor’s interest in the Property and in this Lease to secure Lessor’s borrowed indebtedness.

“Mortgagee” shall mean the holder of a Mortgage from time to time.

“Mortgagee Nondisturbance Agreement” has the meaning given such term in Section 24.1.

“Multi-Asseted Owner” shall mean a Person whose net economic interest in the Property and this Lease represents not more than ten percent (10%) of the net assets of such Person.

“Multi-Asset Person” shall have the meaning as specified in Section 23.3(e)(i).

“Net Casualty Proceeds” shall mean the compensation and/or insurance payments net of the expenses of collecting such amounts received by Lessor or Lessee in respect of the Property by reason or on account of a Casualty (but excluding any business interruption payments).

“Net Condemnation Proceeds” shall mean any award or compensation net of the expenses of collecting such amounts received by Lessor or Lessee in respect of the Property by reason or on account of a Condemnation.

9

“Net Proceeds” shall mean Net Casualty Proceeds and Net Condemnation Proceeds.

“Nonseverable” shall describe an Alteration or part of an Alteration which cannot be readily removed from the Property without causing damage (other than that of a de minimis nature) to the Property.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Notice of Alterations” shall have the meaning specified in Section 9.5(b).

“Notice of Objection” shall have the meaning specified in Section 9.5(b).

“Offer terms” shall have the meaning as specified in Section 23.4(c)(i).

“Officer’s Certificate” of a Person means a certificate signed by the Chairman of the Board or the President or any Executive Vice President or any Senior Vice President or any other Vice President of such Person signing with the Treasurer or any Assistant Treasurer or the Controller or any Assistant Controller or the Secretary or any Assistant Secretary of the such Person, or by any Vice President who is also Controller or Treasurer signing alone.

“Owner of the Estate for Years” shall mean Island Headquarters Operators LLC, a Delaware limited liability company, and its successors and assigns as the holder of the Estate for Years, provided the foregoing shall not be deemed Lessee’s consent to any assignment, succession or other transfer of any sort whatsoever not otherwise permitted under this Lease.

“Permitted Investments” shall mean (i) obligations of the United States of America, or fully guaranteed as to interest and principal by the United States of America, maturing in not more than six months from the date such investment is made, (ii) certificates of deposit having a final maturity of not more than thirty (30) days after the date of issuance thereof of any commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $100,000,000 and with a senior unsecured debt credit rating of at least A by the Rating Agencies, (iii) commercial paper, rated A 1 or its equivalent (or better) by the Rating Agencies and having a remaining term until maturity of not more than ninety (90) days from the date such investment is made and (iv) investments in shares of a money market fund or investment fund the assets of which consist only of the types of investments described in (i) above and which fund is rated at least AAAm or AAAm-G by the Rating Agencies.

“Permitted Liens” shall mean:

(a)           Lessor Liens,

10

(b)           Liens for Taxes either not yet due or being contested in compliance with Section 10.1,

(c)           materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens on Lessee’s interest in the Property for amounts either not yet due or being contested in compliance with Section 10.1,

(d)           Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either which have been bonded or for the payment of which adequate reserves shall have been taken,

(e)           easements, rights of way, reservations, servitudes and rights of others against the Property which are (x) listed on Schedule B to the Title Policy or otherwise included as “Property Documents” under the Purchase and Sale Agreement or (y) granted pursuant to Section 25.11, and

(f)            assignments, leases and subleases and other Liens expressly permitted by this Lease or otherwise consented by Lessor.

“Person” shall mean individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, nonincorporated organization or government or any agency or political subdivision thereof.

“Property” shall mean (i) the Land, (ii) the Buildings and other Improvements, and (iii) all of the appurtenances, easements, restrictions, and rights of way relating to the foregoing, subject to the Permitted Liens. In addition, “Property” shall be subject to modification in the manner contemplated in Section 25.11(b).

“Proposed Sale Notice” shall have the meaning as specified in Section 23.4(c)(i).

“Pump Station Area” shall mean the areas shown on Schedule 25.11(b) as “CA TO GRANT TITLE TO SUFFOLK COUNTY.”

“Purchase and Sale Agreement” shall mean the Purchase and Sale Agreement, dated as of the Effective Date, between CA, Inc., as seller, and the Lessor named herein, as purchaser.

“Purchase Price” shall have the meaning as specified in Section 23.4(c)(i).

“Qualified Depositary” shall have the meaning as specified in Section 19.20.

“Recognition Agreement” means that certain Recognition Agreement, dated as of the Effective Date, between Remainderman and Lessee, to be recorded in the land records of the Property.

11

“Related Party Transfer” shall have the meaning given such term in Section 23.3(d).

“Remainderman” shall mean Islandia Operators LLC, a Delaware limited liability company, and its successors and assigns as the holder of the Remainder Interest, provided the foregoing shall not be deemed Lessee’s consent to any assignment, succession or other transfer of any sort whatsoever not otherwise permitted under this Lease.

“Remainder Interest” shall mean the entire fee estate in the Property other than the Estate for Years, granted pursuant to deed by Lessee to Islandia Operators LLC, dated as of the Effective Date, the possessory estate under which will commence without further action immediately upon the Estate for Years Expiration Date (subject to this Lease and other Permitted Liens).

“Remaining Parcel” shall have the meaning given such term in Section 25.11(c).

“Remedial Work” shall have the meaning specified in Section 11.2.

“Remedy Exercise” shall have the meaning as specified in Section 23.4(b)(iii).

“Remedy Exercising Party” shall have the meaning as specified in Section 23.4(b)(iii).

“Removal Cost” shall have the meaning specified in Section 9.5(b).

“Renewal Option Exercise Cut-off Date” shall have the meaning set forth in Section 5.2.

“Renewal Term” shall have the meaning specified in Section 5.1.

“Renewal Term Rent Determination Request” shall have the meaning specified in Section 5.4(b).

“Rent” shall mean Base Net Rent and Supplemental Rent, collectively.

“Rent Payment Dates” shall have the meaning specified in Section 3.1(c).

“Replacement Parts” shall have the meaning specified in Section 9.2.

“Retained Fixtures” shall have the meaning given such term in the Purchase and Sale Agreement.

“Second Renewal Term” shall have the meaning specified in Section 5.1.

“Special-Purpose Covenants” shall have the meaning given such term in Section 23.2.

12

“Stipulated Rate” shall have the meaning given such term in Section 3.4.

“Subject Sale” shall have the meaning as specified in Section 23.3(d)(ii).

“Sublease” shall have the meaning given in such term in Section 16.1,

“Supplemental Rent” shall mean any and all amounts, liabilities and obligations other than Base Net Rent which Lessee is obligated to pay under this Lease (whether or not designated as Supplemental Rent) to Lessor or any other party, including all Covered Taxes for which Lessee is responsible under the Lease, premiums for all policies of insurance required hereunder, and all utilities, water and sewer rents and similar charges to the extent attributable to the Term.

“Taxes” shall mean any and all present or future liabilities, losses, expenses and costs of any kind whatsoever that are fees (including license fees, documentation fees and registration fees), taxes (including property, ad valorem, real estate, income, gross or net income, gross or net receipts, sales, use, value added, franchise, business, transfer, capital property (tangible and intangible), municipal assessments, excise and stamp taxes and sewer and water rents), levies, imposts, duties, charges, assessments or withholdings, together with any penalties, fines or interest thereon or addition thereto (any of the foregoing being referred to herein individually as a “Tax”).

“Taxing Authority” shall have the meaning as specified in Section 20.3(a).

“Term” shall mean the Initial Term and any Renewal Terms as to which Lessee exercises a renewal option pursuant to Section 5.1 or such shorter period as may result from earlier termination of this Lease as provided herein.

“Third Renewal Term” shall have the meaning specified in Section 5.1.

“Title Insurance Company” shall mean Chicago Title Insurance Company.

“Title Policy” shall mean the title insurance policy issued by the Title Insurance Company to Lessor on the Effective Date.

“Toxic Mold” shall mean any toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Leased Property.

“TRIA” shall mean the federal Terrorism Risk Insurance Extension Act of 2005.

“UCC” shall mean the Uniform Commercial Code of New York.

“Verifier” shall have the meaning as specified in Section 20.2(f).

13

Schedule 3.1

Base Net Rent for the Initial Term

			Payment Amount
	Months	Lease	Monthly	Annualized
Date	Elapsed	Year	Base Rent	Base Rent
8/15/2006	0		673,712.67
9/1/2006	1	1	1,263,211.25	15,158,535.00
10/1/2006	2	1	1,263,211.25	15,158,535.00
11/1/2006	3	1	1,263,211.25	15,158,535.00
12/1/2006	4	1	1,263,211.25	15,158,535.00
1/1/2007	5	1	1,263,211.25	15,158,535.00
2/1/2007	6	1	1,263,211.25	15,158,535.00
3/1/2007	7	1	1,263,211.25	15,158,535.00
4/1/2007	8	1	1,263,211.25	15,158,535.00
5/1/2007	9	1	1,263,211.25	15,158,535.00
6/1/2007	10	1	1,263,211.25	15,158,535.00
7/1/2007	11	1	1,263,211.25	15,158,535.00
8/1/2007	12	1	1,263,211.25	15,158,535.00
9/1/2007	13	2	1,273,064.30	15,276,771.57
10/1/2007	14	2	1,273,064.30	15,276,771.57
11/1/2007	15	2	1,273,064.30	15,276,771.57
12/1/2007	16	2	1,273,064.30	15,276,771.57
1/1/2008	17	2	1,273,064.30	15,276,771.57
2/1/2008	18	2	1,273,064.30	15,276,771.57
3/1/2008	19	2	1,273,064.30	15,276,771.57
4/1/2008	20	2	1,273,064.30	15,276,771.57
5/1/2008	21	2	1,273,064.30	15,276,771.57
6/1/2008	22	2	1,273,064.30	15,276,771.57
7/1/2008	23	2	1,273,064.30	15,276,771.57
8/1/2008	24	2	1,273,064.30	15,276,771.57
9/1/2008	25	3	1,282,994.20	15,395,930.39
10/1/2008	26	3	1,282,994.20	15,395,930.39
11/1/2008	27	3	1,282,994.20	15,395,930.39
12/1/2008	28	3	1,282,994.20	15,395,930.39
1/1/2009	29	3	1,282,994.20	15,395,930.39
2/1/2009	30	3	1,282,994.20	15,395,930.39
3/1/2009	31	3	1,282,994.20	15,395,930.39
4/1/2009	32	3	1,282,994.20	15,395,930.39
5/1/2009	33	3	1,282,994.20	15,395,930.39
6/1/2009	34	3	1,282,994.20	15,395,930.39
7/1/2009	35	3	1,282,994.20	15,395,930.39
8/1/2009	36	3	1,282,994.20	15,395,930.39
9/1/2009	37	4	1,293,001.55	15,516,018.65
10/1/2009	38	4	1,293,001.55	15,516,018.65
11/1/2009	39	4	1,293,001.55	15,516,018.65
12/1/2009	40	4	1,293,001.55	15,516,018.65
1/1/2010	41	4	1,293,001.55	15,516,018.65
2/1/2010	42	4	1,293,001.55	15,516,018.65
3/1/2010	43	4	1,293,001.55	15,516,018.65
4/1/2010	44	4	1,293,001.55	15,516,018.65
5/1/2010	45	4	1,293,001.55	15,516,018.65
6/1/2010	46	4	1,293,001.55	15,516,018.65
7/1/2010	47	4	1,293,001.55	15,516,018.65

14

8/1/2010	48	4	1,293,001.55	15,516,018.65
9/1/2010	49	5	1,303,086.97	15,637,043.59
10/1/2010	50	5	1,303,086.97	15,637,043.59
11/1/2010	51	5	1,303,086.97	15,637,043.59
12/1/2010	52	5	1,303,086.97	15,637,043.59
1/1/2011	53	5	1,303,086.97	15,637,043.59
2/1/2011	54	5	1,303,086.97	15,637,043.59
3/1/2011	55	5	1,303,086.97	15,637,043.59
4/1/2011	56	5	1,303,086.97	15,637,043.59
5/1/2011	57	5	1,303,086.97	15,637,043.59
6/1/2011	58	5	1,303,086.97	15,637,043.59
7/1/2011	59	5	1,303,086.97	15,637,043.59
8/1/2011	60	5	1,303,086.97	15,637,043.59
9/1/2011	61	6	1,313,251.04	15,759,012.53
10/1/2011	62	6	1,313,251.04	15,759,012.53
11/1/2011	63	6	1,313,251.04	15,759,012.53
12/1/2011	64	6	1,313,251.04	15,759,012.53
1/1/2012	65	6	1,313,251.04	15,759,012.53
2/1/2012	66	6	1,313,251.04	15,759,012.53
3/1/2012	67	6	1,313,251.04	15,759,012.53
4/1/2012	68	6	1,313,251.04	15,759,012.53
5/1/2012	69	6	1,313,251.04	15,759,012.53
6/1/2012	70	6	1,313,251.04	15,759,012.53
7/1/2012	71	6	1,313,251.04	15,759,012.53
8/1/2012	72	6	1,313,251.04	15,759,012.53
9/1/2012	73	7	1,323,494.40	15,881,932.83
10/1/2012	74	7	1,323,494.40	15,881,932.83
11/1/2012	75	7	1,323,494.40	15,881,932.83
12/1/2012	76	7	1,323,494.40	15,881,932.83
1/1/2013	77	7	1,323,494.40	15,881,932.83
2/1/2013	78	7	1,323,494.40	15,881,932.83
3/1/2013	79	7	1,323,494.40	15,881,932.83
4/1/2013	80	7	1,323,494.40	15,881,932.83
5/1/2013	81	7	1,323,494.40	15,881,932.83
6/1/2013	82	7	1,323,494.40	15,881,932.83
7/1/2013	83	7	1,323,494.40	15,881,932.83
8/1/2013	84	7	1,323,494.40	15,881,932.83
9/1/2013	85	8	1,333,817.66	16,005,811.91
10/1/2013	86	8	1,333,817.66	16,005,811.91
11/1/2013	87	8	1,333,817.66	16,005,811.91
12/1/2013	88	8	1,333,817.66	16,005,811.91
1/1/2014	89	8	1,333,817.66	16,005,811.91
2/1/2014	90	8	1,333,817.66	16,005,811.91
3/1/2014	91	8	1,333,817.66	16,005,811.91
4/1/2014	92	8	1,333,817.66	16,005,811.91
5/1/2014	93	8	1,333,817.66	16,005,811.91
6/1/2014	94	8	1,333,817.66	16,005,811.91
7/1/2014	95	8	1,333,817.66	16,005,811.91
8/1/2014	96	8	1,333,817.66	16,005,811.91
9/1/2014	97	9	1,344,221.44	16,130,657.24
10/1/2014	98	9	1,344,221.44	16,130,657.24
11/1/2014	99	9	1,344,221.44	16,130,657.24
12/1/2014	100	9	1,344,221.44	16,130,657.24
1/1/2015	101	9	1,344,221.44	16,130,657.24
2/1/2015	102	9	1,344,221.44	16,130,657.24
3/1/2015	103	9	1,344,221.44	16,130,657.24
4/1/2015	104	9	1,344,221.44	16,130,657.24
5/1/2015	105	9	1,344,221.44	16,130,657.24

15

6/1/2015	106	9	1,344,221.44	16,130,657.24
7/1/2015	107	9	1,344,221.44	16,130,657.24
8/1/2015	108	9	1,344,221.44	16,130,657.24
9/1/2015	109	10	1,354,706.36	16,256,476.37
10/1/2015	110	10	1,354,706.36	16,256,476.37
11/1/2015	111	10	1,354,706.36	16,256,476.37
12/1/2015	112	10	1,354,706.36	16,256,476.37
1/1/2016	113	10	1,354,706.36	16,256,476.37
2/1/2016	114	10	1,354,706.36	16,256,476.37
3/1/2016	115	10	1,354,706.36	16,256,476.37
4/1/2016	116	10	1,354,706.36	16,256,476.37
5/1/2016	117	10	1,354,706.36	16,256,476.37
6/1/2016	118	10	1,354,706.36	16,256,476.37
7/1/2016	119	10	1,354,706.36	16,256,476.37
8/1/2016	120	10	1,354,706.36	16,256,476.37
9/1/2016	121	11	1,354,706.36	16,256,476.37
10/1/2016	122	11	1,354,706.36	16,256,476.37
11/1/2016	123	11	1,354,706.36	16,256,476.37
12/1/2016	124	11	1,354,706.36	16,256,476.37
1/1/2017	125	11	1,354,706.36	16,256,476.37
2/1/2017	126	11	1,354,706.36	16,256,476.37
3/1/2017	127	11	1,354,706.36	16,256,476.37
4/1/2017	128	11	1,354,706.36	16,256,476.37
5/1/2017	129	11	1,354,706.36	16,256,476.37
6/1/2017	130	11	1,354,706.36	16,256,476.37
7/1/2017	131	11	1,354,706.36	16,256,476.37
8/1/2017	132	11	1,354,706.36	16,256,476.37
9/1/2017	133	12	1,354,706.36	16,256,476.37
10/1/2017	134	12	1,354,706.36	16,256,476.37
11/1/2017	135	12	1,354,706.36	16,256,476.37
12/1/2017	136	12	1,354,706.36	16,256,476.37
1/1/2018	137	12	1,354,706.36	16,256,476.37
2/1/2018	138	12	1,354,706.36	16,256,476.37
3/1/2018	139	12	1,354,706.36	16,256,476.37
4/1/2018	140	12	1,354,706.36	16,256,476.37
5/1/2018	141	12	1,354,706.36	16,256,476.37
6/1/2018	142	12	1,354,706.36	16,256,476.37
7/1/2018	143	12	1,354,706.36	16,256,476.37
8/1/2018	144	12	1,354,706.36	16,256,476.37
9/1/2018	145	13	1,354,706.36	16,256,476.37
10/1/2018	146	13	1,354,706.36	16,256,476.37
11/1/2018	147	13	1,354,706.36	16,256,476.37
12/1/2018	148	13	1,354,706.36	16,256,476.37
1/1/2019	149	13	1,354,706.36	16,256,476.37
2/1/2019	150	13	1,354,706.36	16,256,476.37
3/1/2019	151	13	1,354,706.36	16,256,476.37
4/1/2019	152	13	1,354,706.36	16,256,476.37
5/1/2019	153	13	1,354,706.36	16,256,476.37
6/1/2019	154	13	1,354,706.36	16,256,476.37
7/1/2019	155	13	1,354,706.36	16,256,476.37
8/1/2019	156	13	1,354,706.36	16,256,476.37
9/1/2019	157	14	1,354,706.36	16,256,476.37
10/1/2019	158	14	1,354,706.36	16,256,476.37
11/1/2019	159	14	1,354,706.36	16,256,476.37
12/1/2019	160	14	1,354,706.36	16,256,476.37
1/1/2020	161	14	1,354,706.36	16,256,476.37
2/1/2020	162	14	1,354,706.36	16,256,476.37
3/1/2020	163	14	1,354,706.36	16,256,476.37

16

4/1/2020	164	14	1,354,706.36	16,256,476.37
5/1/2020	165	14	1,354,706.36	16,256,476.37
6/1/2020	166	14	1,354,706.36	16,256,476.37
7/1/2020	167	14	1,354,706.36	16,256,476.37
8/1/2020	168	14	1,354,706.36	16,256,476.37
9/1/2020	169	15	1,354,706.36	16,256,476.37
10/1/2020	170	15	1,354,706.36	16,256,476.37
11/1/2020	171	15	1,354,706.36	16,256,476.37
12/1/2020	172	15	1,354,706.36	16,256,476.37
1/1/2021	173	15	1,354,706.36	16,256,476.37
2/1/2021	174	15	1,354,706.36	16,256,476.37
3/1/2021	175	15	1,354,706.36	16,256,476.37
4/1/2021	176	15	1,354,706.36	16,256,476.37
5/1/2021	177	15	1,354,706.36	16,256,476.37
6/1/2021	178	15	1,354,706.36	16,256,476.37
7/1/2021	179	15	1,354,706.36	16,256,476.37
8/1/2021	180	15	1,354,706.36	16,256,476.37

17

Schedule 5.3-A

Base Net Rent for the First Renewal Term assuming renewal on or prior to 10th anniversary of the Effective Date

			Payment Amount
Payment	Full Months	Lease	Montly	Annual
Date	Elapsed	Year	Rent	Rent
9/1/2021	181	16	1,364,866.66	16,378,399.94
10/1/2021	182	16	1,364,866.66	16,378,399.94
11/1/2021	183	16	1,364,866.66	16,378,399.94
12/1/2021	184	16	1,364,866.66	16,378,399.94
1/1/2022	185	16	1,364,866.66	16,378,399.94
2/1/2022	186	16	1,364,866.66	16,378,399.94
3/1/2022	187	16	1,364,866.66	16,378,399.94
4/1/2022	188	16	1,364,866.66	16,378,399.94
5/1/2022	189	16	1,364,866.66	16,378,399.94
6/1/2022	190	16	1,364,866.66	16,378,399.94
7/1/2022	191	16	1,364,866.66	16,378,399.94
8/1/2022	192	16	1,364,866.66	16,378,399.94
9/1/2022	193	17	1,375,103.16	16,501,237.94
10/1/2022	194	17	1,375,103.16	16,501,237.94
11/1/2022	195	17	1,375,103.16	16,501,237.94
12/1/2022	196	17	1,375,103.16	16,501,237.94
1/1/2023	197	17	1,375,103.16	16,501,237.94
2/1/2023	198	17	1,375,103.16	16,501,237.94
3/1/2023	199	17	1,375,103.16	16,501,237.94
4/1/2023	200	17	1,375,103.16	16,501,237.94
5/1/2023	201	17	1,375,103.16	16,501,237.94
6/1/2023	202	17	1,375,103.16	16,501,237.94
7/1/2023	203	17	1,375,103.16	16,501,237.94
8/1/2023	204	17	1,375,103.16	16,501,237.94
9/1/2023	205	18	1,385,416.44	16,624,997.22
10/1/2023	206	18	1,385,416.44	16,624,997.22
11/1/2023	207	18	1,385,416.44	16,624,997.22
12/1/2023	208	18	1,385,416.44	16,624,997.22
1/1/2024	209	18	1,385,416.44	16,624,997.22
2/1/2024	210	18	1,385,416.44	16,624,997.22
3/1/2024	211	18	1,385,416.44	16,624,997.22
4/1/2024	212	18	1,385,416.44	16,624,997.22
5/1/2024	213	18	1,385,416.44	16,624,997.22
6/1/2024	214	18	1,385,416.44	16,624,997.22
7/1/2024	215	18	1,385,416.44	16,624,997.22
8/1/2024	216	18	1,385,416.44	16,624,997.22
9/1/2024	217	19	1,395,807.06	16,749,684.70
10/1/2024	218	19	1,395,807.06	16,749,684.70
11/1/2024	219	19	1,395,807.06	16,749,684.70
12/1/2024	220	19	1,395,807.06	16,749,684.70
1/1/2025	221	19	1,395,807.06	16,749,684.70
2/1/2025	222	19	1,395,807.06	16,749,684.70
3/1/2025	223	19	1,395,807.06	16,749,684.70
4/1/2025	224	19	1,395,807.06	16,749,684.70
5/1/2025	225	19	1,395,807.06	16,749,684.70
6/1/2025	226	19	1,395,807.06	16,749,684.70
7/1/2025	227	19	1,395,807.06	16,749,684.70

18

8/1/2025	228	19	1,395,807.06	16,749,684.70
9/1/2025	229	20	1,406,275.61	16,875,307.34
10/1/2025	230	20	1,406,275.61	16,875,307.34
11/1/2025	231	20	1,406,275.61	16,875,307.34
12/1/2025	232	20	1,406,275.61	16,875,307.34
1/1/2026	233	20	1,406,275.61	16,875,307.34
2/1/2026	234	20	1,406,275.61	16,875,307.34
3/1/2026	235	20	1,406,275.61	16,875,307.34
4/1/2026	236	20	1,406,275.61	16,875,307.34
5/1/2026	237	20	1,406,275.61	16,875,307.34
6/1/2026	238	20	1,406,275.61	16,875,307.34
7/1/2026	239	20	1,406,275.61	16,875,307.34
8/1/2026	240	20	1,406,275.61	16,875,307.34
9/1/2026	241	21	1,416,822.68	17,001,872.14
10/1/2026	242	21	1,416,822.68	17,001,872.14
11/1/2026	243	21	1,416,822.68	17,001,872.14
12/1/2026	244	21	1,416,822.68	17,001,872.14
1/1/2027	245	21	1,416,822.68	17,001,872.14
2/1/2027	246	21	1,416,822.68	17,001,872.14
3/1/2027	247	21	1,416,822.68	17,001,872.14
4/1/2027	248	21	1,416,822.68	17,001,872.14
5/1/2027	249	21	1,416,822.68	17,001,872.14
6/1/2027	250	21	1,416,822.68	17,001,872.14
7/1/2027	251	21	1,416,822.68	17,001,872.14
8/1/2027	252	21	1,416,822.68	17,001,872.14
9/1/2027	253	22	1,427,448.85	17,129,386.18
10/1/2027	254	22	1,427,448.85	17,129,386.18
11/1/2027	255	22	1,427,448.85	17,129,386.18
12/1/2027	256	22	1,427,448.85	17,129,386.18
1/1/2028	257	22	1,427,448.85	17,129,386.18
2/1/2028	258	22	1,427,448.85	17,129,386.18
3/1/2028	259	22	1,427,448.85	17,129,386.18
4/1/2028	260	22	1,427,448.85	17,129,386.18
5/1/2028	261	22	1,427,448.85	17,129,386.18
6/1/2028	262	22	1,427,448.85	17,129,386.18
7/1/2028	263	22	1,427,448.85	17,129,386.18
8/1/2028	264	22	1,427,448.85	17,129,386.18
9/1/2028	265	23	1,438,154.72	17,257,856.58
10/1/2028	266	23	1,438,154.72	17,257,856.58
11/1/2028	267	23	1,438,154.72	17,257,856.58
12/1/2028	268	23	1,438,154.72	17,257,856.58
1/1/2029	269	23	1,438,154.72	17,257,856.58
2/1/2029	270	23	1,438,154.72	17,257,856.58
3/1/2029	271	23	1,438,154.72	17,257,856.58
4/1/2029	272	23	1,438,154.72	17,257,856.58
5/1/2029	273	23	1,438,154.72	17,257,856.58
6/1/2029	274	23	1,438,154.72	17,257,856.58

19

7/1/2029	275	23	1,438,154.72	17,257,856.58
8/1/2029	276	23	1,438,154.72	17,257,856.58
9/1/2029	277	24	1,448,940.88	17,387,290.51
10/1/2029	278	24	1,448,940.88	17,387,290.51
11/1/2029	279	24	1,448,940.88	17,387,290.51
12/1/2029	280	24	1,448,940.88	17,387,290.51
1/1/2030	281	24	1,448,940.88	17,387,290.51
2/1/2030	282	24	1,448,940.88	17,387,290.51
3/1/2030	283	24	1,448,940.88	17,387,290.51
4/1/2030	284	24	1,448,940.88	17,387,290.51
5/1/2030	285	24	1,448,940.88	17,387,290.51
6/1/2030	286	24	1,448,940.88	17,387,290.51
7/1/2030	287	24	1,448,940.88	17,387,290.51
8/1/2030	288	24	1,448,940.88	17,387,290.51
9/1/2030	289	25	1,459,807.93	17,517,695.18
10/1/2030	290	25	1,459,807.93	17,517,695.18
11/1/2030	291	25	1,459,807.93	17,517,695.18
12/1/2030	292	25	1,459,807.93	17,517,695.18
1/1/2031	293	25	1,459,807.93	17,517,695.18
2/1/2031	294	25	1,459,807.93	17,517,695.18
3/1/2031	295	25	1,459,807.93	17,517,695.18
4/1/2031	296	25	1,459,807.93	17,517,695.18
5/1/2031	297	25	1,459,807.93	17,517,695.18
6/1/2031	298	25	1,459,807.93	17,517,695.18
7/1/2031	299	25	1,459,807.93	17,517,695.18
8/1/2031	300	25	1,459,807.93	17,517,695.18

20

Schedule 5.3-B

Base Net Rent for the First Renewal Term assuming renewal subsequent to 10th anniversary of the Effective Date

			Payment Amount
Payment	Full Months	Lease	Montly	Annual
Date	Elapsed	Year	Rent	Rent
9/1/2021	181	16	1,354,706.36	16,256,476.37
10/1/2021	182	16	1,354,706.36	16,256,476.37
11/1/2021	183	16	1,354,706.36	16,256,476.37
12/1/2021	184	16	1,354,706.36	16,256,476.37
1/1/2022	185	16	1,354,706.36	16,256,476.37
2/1/2022	186	16	1,354,706.36	16,256,476.37
3/1/2022	187	16	1,354,706.36	16,256,476.37
4/1/2022	188	16	1,354,706.36	16,256,476.37
5/1/2022	189	16	1,354,706.36	16,256,476.37
6/1/2022	190	16	1,354,706.36	16,256,476.37
7/1/2022	191	16	1,354,706.36	16,256,476.37
8/1/2022	192	16	1,354,706.36	16,256,476.37
9/1/2022	193	17	1,354,706.36	16,256,476.37
10/1/2022	194	17	1,354,706.36	16,256,476.37
11/1/2022	195	17	1,354,706.36	16,256,476.37
12/1/2022	196	17	1,354,706.36	16,256,476.37
1/1/2023	197	17	1,354,706.36	16,256,476.37
2/1/2023	198	17	1,354,706.36	16,256,476.37
3/1/2023	199	17	1,354,706.36	16,256,476.37
4/1/2023	200	17	1,354,706.36	16,256,476.37
5/1/2023	201	17	1,354,706.36	16,256,476.37
6/1/2023	202	17	1,354,706.36	16,256,476.37
7/1/2023	203	17	1,354,706.36	16,256,476.37
8/1/2023	204	17	1,354,706.36	16,256,476.37
9/1/2023	205	18	1,354,706.36	16,256,476.37
10/1/2023	206	18	1,354,706.36	16,256,476.37
11/1/2023	207	18	1,354,706.36	16,256,476.37
12/1/2023	208	18	1,354,706.36	16,256,476.37
1/1/2024	209	18	1,354,706.36	16,256,476.37
2/1/2024	210	18	1,354,706.36	16,256,476.37
3/1/2024	211	18	1,354,706.36	16,256,476.37
4/1/2024	212	18	1,354,706.36	16,256,476.37
5/1/2024	213	18	1,354,706.36	16,256,476.37
6/1/2024	214	18	1,354,706.36	16,256,476.37
7/1/2024	215	18	1,354,706.36	16,256,476.37
8/1/2024	216	18	1,354,706.36	16,256,476.37
9/1/2024	217	19	1,354,706.36	16,256,476.37
10/1/2024	218	19	1,354,706.36	16,256,476.37
11/1/2024	219	19	1,354,706.36	16,256,476.37
12/1/2024	220	19	1,354,706.36	16,256,476.37
1/1/2025	221	19	1,354,706.36	16,256,476.37
2/1/2025	222	19	1,354,706.36	16,256,476.37
3/1/2025	223	19	1,354,706.36	16,256,476.37
4/1/2025	224	19	1,354,706.36	16,256,476.37
5/1/2025	225	19	1,354,706.36	16,256,476.37
6/1/2025	226	19	1,354,706.36	16,256,476.37
7/1/2025	227	19	1,354,706.36	16,256,476.37

			Payment Amount
Payment	Full Months	Lease	Montly	Annual
Date	Elapsed	Year	Rent	Rent
8/1/2025	228	19	1,354,706.36	16,256,476.37
9/1/2025	229	20	1,354,706.36	16,256,476.37
10/1/2025	230	20	1,354,706.36	16,256,476.37
11/1/2025	231	20	1,354,706.36	16,256,476.37
12/1/2025	232	20	1,354,706.36	16,256,476.37
1/1/2026	233	20	1,354,706.36	16,256,476.37
2/1/2026	234	20	1,354,706.36	16,256,476.37
3/1/2026	235	20	1,354,706.36	16,256,476.37
4/1/2026	236	20	1,354,706.36	16,256,476.37
5/1/2026	237	20	1,354,706.36	16,256,476.37
6/1/2026	238	20	1,354,706.36	16,256,476.37
7/1/2026	239	20	1,354,706.36	16,256,476.37
8/1/2026	240	20	1,354,706.36	16,256,476.37
9/1/2026	241	21	1,364,866.66	16,378,399.94
10/1/2026	242	21	1,364,866.66	16,378,399.94
11/1/2026	243	21	1,364,866.66	16,378,399.94
12/1/2026	244	21	1,364,866.66	16,378,399.94
1/1/2027	245	21	1,364,866.66	16,378,399.94
2/1/2027	246	21	1,364,866.66	16,378,399.94
3/1/2027	247	21	1,364,866.66	16,378,399.94
4/1/2027	248	21	1,364,866.66	16,378,399.94
5/1/2027	249	21	1,364,866.66	16,378,399.94
6/1/2027	250	21	1,364,866.66	16,378,399.94
7/1/2027	251	21	1,364,866.66	16,378,399.94
8/1/2027	252	21	1,364,866.66	16,378,399.94
9/1/2027	253	22	1,375,103.16	16,501,237.94
10/1/2027	254	22	1,375,103.16	16,501,237.94
11/1/2027	255	22	1,375,103.16	16,501,237.94
12/1/2027	256	22	1,375,103.16	16,501,237.94
1/1/2028	257	22	1,375,103.16	16,501,237.94
2/1/2028	258	22	1,375,103.16	16,501,237.94
3/1/2028	259	22	1,375,103.16	16,501,237.94
4/1/2028	260	22	1,375,103.16	16,501,237.94
5/1/2028	261	22	1,375,103.16	16,501,237.94
6/1/2028	262	22	1,375,103.16	16,501,237.94
7/1/2028	263	22	1,375,103.16	16,501,237.94
8/1/2028	264	22	1,375,103.16	16,501,237.94
9/1/2028	265	23	1,385,416.44	16,624,997.22
10/1/2028	266	23	1,385,416.44	16,624,997.22
11/1/2028	267	23	1,385,416.44	16,624,997.22
12/1/2028	268	23	1,385,416.44	16,624,997.22
1/1/2029	269	23	1,385,416.44	16,624,997.22
2/1/2029	270	23	1,385,416.44	16,624,997.22
3/1/2029	271	23	1,385,416.44	16,624,997.22
4/1/2029	272	23	1,385,416.44	16,624,997.22
5/1/2029	273	23	1,385,416.44	16,624,997.22
6/1/2029	274	23	1,385,416.44	16,624,997.22

			Payment Amount
Payment	Full Months	Lease	Montly	Annual
Date	Elapsed	Year	Rent	Rent
7/1/2029	275	23	1,385,416.44	16,624,997.22
8/1/2029	276	23	1,385,416.44	16,624,997.22
9/1/2029	277	24	1,395,807.06	16,749,684.70
10/1/2029	278	24	1,395,807.06	16,749,684.70
11/1/2029	279	24	1,395,807.06	16,749,684.70
12/1/2029	280	24	1,395,807.06	16,749,684.70
1/1/2030	281	24	1,395,807.06	16,749,684.70
2/1/2030	282	24	1,395,807.06	16,749,684.70
3/1/2030	283	24	1,395,807.06	16,749,684.70
4/1/2030	284	24	1,395,807.06	16,749,684.70
5/1/2030	285	24	1,395,807.06	16,749,684.70
6/1/2030	286	24	1,395,807.06	16,749,684.70
7/1/2030	287	24	1,395,807.06	16,749,684.70
8/1/2030	288	24	1,395,807.06	16,749,684.70
9/1/2030	289	25	1,406,275.61	16,875,307.34
10/1/2030	290	25	1,406,275.61	16,875,307.34
11/1/2030	291	25	1,406,275.61	16,875,307.34
12/1/2030	292	25	1,406,275.61	16,875,307.34
1/1/2031	293	25	1,406,275.61	16,875,307.34
2/1/2031	294	25	1,406,275.61	16,875,307.34
3/1/2031	295	25	1,406,275.61	16,875,307.34
4/1/2031	296	25	1,406,275.61	16,875,307.34
5/1/2031	297	25	1,406,275.61	16,875,307.34
6/1/2031	298	25	1,406,275.61	16,875,307.34
7/1/2031	299	25	1,406,275.61	16,875,307.34
8/1/2031	300	25	1,406,275.61	16,875,307.34

EXHIBIT A
DESCRIPTION OF LAND

[As executed, the legal description in metes and bounds, but for purposes of this filing, the land commonly known as One CA Plaza, Islandia, NY 11749.]